Exhibit 10.1

EXECUTION VERSION

CUSIP: 18911WAC3

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of

May 24, 2018

among

CLOUD PEAK ENERGY RESOURCES LLC,

the GUARANTORS party hereto,

the LENDERS party hereto,

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender, and Issuing Bank

PNC CAPITAL MARKETS LLC
as Joint Lead Arranger and Sole Bookrunner

THE HUNTINGTON NATIONAL BANK
as Joint Lead Arranger and Syndication Agent

TABLE OF CONTENTS

		Page

1.	CERTAIN DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Construction	43
1.3	Accounting Principles; Changes in GAAP	44
1.4	Limitation on Credit Support With Respect to Obligations of the Credit Parties Under the Loan Documents	44

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES	44
2.1	Revolving Credit Commitments	44
2.1.1	Revolving Credit Loans	44
2.1.2	Swing Loan Commitment	45
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	45
2.3	Commitment Fees	45
2.4	Termination or Reduction of Revolving Credit Commitments	46
2.5	Revolving Credit Loan Requests; Swing Loan Requests	46
2.5.1	Revolving Credit Loan Requests	46
2.5.2	Swing Loan Requests	46
2.6	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	47
2.6.1	Making Revolving Credit Loans	47
2.6.2	Presumptions by the Administrative Agent	47
2.6.3	Making Swing Loans	48
2.6.4	Repayment of Revolving Credit Loans	48
2.6.5	Borrowings to Repay Swing Loans	48
2.6.6	Swing Loans Under Cash Management Agreements	48
2.7	Notes	49
2.8	[Reserved]	49
2.9	Letter of Credit Subfacility	49
2.9.1	Issuance of Letters of Credit	49
2.9.2	Letter of Credit Fees	50
2.9.3	Disbursements, Reimbursement	50
2.9.4	Repayment of Participation Advances	52
2.9.5	Documentation	52
2.9.6	Determinations to Honor Drawing Requests	53
2.9.7	Nature of Participation and Reimbursement Obligations	53
2.9.8	Indemnity	54
2.9.9	Liability for Acts and Omissions	55
2.9.10	Issuing Bank Reporting Requirements	56
2.9.11	Cash Collateralization Prior to the Maturity Date	56
2.10	Defaulting Lenders	57

3.	[Intentionally Omitted]	59

i

4.	INTEREST RATES	59
4.1	Interest Rate Options	59
4.1.1	Revolving Credit Interest Rate Options; Swing Line Interest Rate	60
4.1.2	Rate Quotations	60
4.2	Interest Periods	60
4.2.1	Amount of Borrowing Tranche	60
4.2.2	Renewals	60
4.3	Interest After Default	60
4.3.1	Letter of Credit Fees	61
4.3.2	Loan Principal	61
4.3.3	Other Obligations	61
4.3.4	Acknowledgment	61
4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available	61
4.4.1	Unascertainable	61
4.4.2	Illegality; Increased Costs; Deposits Not Available	61
4.4.3	Administrative Agent’s and Lender’s Rights	62
4.4.4	Successor LIBOR Rate Index	62
4.5	Selection of Interest Rate Options	63

5.	PAYMENTS	63
5.1	Payments	63
5.2	Pro Rata Treatment of Lenders	64
5.3	Sharing of Payments by Lenders	64
5.4	Presumptions by Administrative Agent	65
5.5	Interest Payment Dates	65
5.6	Voluntary Prepayments	65
5.6.1	Right to Prepay	65
5.6.2	Replacement of a Lender	66
5.6.3	Designation of a Different Lending Office	67
5.7	[Intentionally Omitted]	67
5.8	Increased Costs	67
5.8.1	Increased Costs Generally	67
5.8.2	Capital Requirements	68
5.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	68
5.8.4	Delay in Requests	68
5.9	Taxes	69
5.9.1	Issuing Bank	69
5.9.2	Payments Free of Taxes	69
5.9.3	Payment of Other Taxes by the Credit Parties	69
5.9.4	Indemnification by the Credit Parties	69
5.9.5	Indemnification by the Lenders	70
5.9.6	Evidence of Payments	70
5.9.7	Status of Lenders	70
5.9.8	Treatment of Certain Refunds	72
5.9.9	Status of Administrative Agent	73
5.9.10	Cooperation with Borrower	73

5.10	Indemnity	73
5.11	Settlement Date Procedures	74

6.	REPRESENTATIONS AND WARRANTIES	74
6.1	Representations and Warranties	74
6.1.1	Organization; Powers	74
6.1.2	Authorization; Enforceability	74
6.1.3	Governmental Approvals; No Conflicts	75
6.1.4	Financial Statements; No Material Adverse Change	75
6.1.5	Properties	76
6.1.6	Litigation and Environmental Matters	77
6.1.7	Compliance with Laws and Agreements	78
6.1.8	Investment Company Status; Regulatory Restrictions on Borrowing	78
6.1.9	Taxes	78
6.1.10	ERISA	78
6.1.11	Disclosure	79
6.1.12	Subsidiaries	79
6.1.13	Insurance	79
6.1.14	Labor Matters	79
6.1.15	Solvency	79
6.1.16	Use of Proceeds	80
6.1.17	Guarantors	80
6.1.18	Anti-Terrorism Laws	80
6.1.19	Margin Stock	80
6.1.20	EEA Financial Institution	80

7.	CONDITIONS	80
7.1	Effectiveness	80
7.1.1	Deliveries	80
7.1.2	Payment of Fees	81
7.2	Each Loan or Letter of Credit	81

8.	COVENANTS	82
8.1	Affirmative Covenants	82
8.1.1	Existence; Conduct of Business	82
8.1.2	Payment of Obligations	82
8.1.3	Maintenance of Real Property	82
8.1.4	Maintenance of Personal Property	82
8.1.5	Insurance	82
8.1.6	Casualty and Condemnation	83
8.1.7	Proper Records; Rights to Inspect and Appraise	83
8.1.8	Compliance with Laws	84
8.1.9	Use of Proceeds and Letters of Credit	84
8.1.10	Additional Subsidiaries	84
8.1.11	Further Assurances	85
8.1.12	Preparation of Environmental Reports	85
8.1.13	Operation of Mines	86

8.1.14	Maintenance of Material Contracts	86
8.1.15	Post-Closing Actions	86
8.1.16	Swap Obligations	86
8.1.17	Anti-Terrorism Laws; International Trade Compliance	86
8.1.18	Maintenance of DACA Deposit Accounts	87
8.2	Negative Covenants	87
8.2.1	Debt; Certain Equity Securities	87
8.2.2	Liens	90
8.2.3	Fundamental Changes	91
8.2.4	Investments	92
8.2.5	Asset Sales	94
8.2.6	Hedging Agreements	95
8.2.7	Restricted Payments	95
8.2.8	Transactions with Affiliates	96
8.2.9	Restrictive Agreements	97
8.2.10	Amendment of Material Documents	98
8.2.11	Minimum Liquidity	98
8.2.12	Maximum First Lien Gross Leverage Ratio	98
8.2.13	Maximum Total Net Leverage Ratio	98
8.2.14	Minimum Fixed Charge Coverage Ratio	98
8.2.15	No Redemption or Prepayment of Certain Obligations	98
8.3	Reporting Requirements	99
8.3.1	Financial Statements and Other Information	99
8.3.2	Notice of Material Events	100
8.3.3	Information Regarding Collateral	101

9.	DEFAULT	101
9.1.1	Payment of Principal under Loan Documents	101
9.1.2	Other Payments under Loan Documents	101
9.1.3	Breach of Warranty	101
9.1.4	Breach of Negative Covenants and Certain other Covenants	101
9.1.5	Breach of Other Covenants	102
9.1.6	Payment Defaults for Material Debt	102
9.1.7	Acceleration of Material Debt	102
9.1.8	Involuntary Insolvency Proceedings	102
9.1.9	Voluntary Insolvency Proceedings	102
9.1.10	Insolvency	102
9.1.11	Final Judgments	102
9.1.12	ERISA	103
9.1.13	Invalidity of Lien	103
9.1.14	Change of Control	103
9.1.15	Invalidity of Guarantee	103
9.1.16	Termination of Bonds	103
9.2	Consequences of Event of Default	103
9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	103
9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	104

9.2.3	Set-off	104
9.2.4	Enforcement of Rights and Remedies	104
9.2.5	Application of Proceeds	105

10.	THE ADMINISTRATIVE AGENT	106
10.1	Appointment and Authority	106
10.2	Rights as a Lender	106
10.3	Exculpatory Provisions	106
10.4	Reliance by Administrative Agent	107
10.5	Delegation of Duties	108
10.6	Resignation of Administrative Agent	108
10.7	Non-Reliance on Administrative Agent and Other Lenders	109
10.8	No Other Duties, etc.	109
10.9	Administrative Agent’s Fee	109
10.10	No Reliance on Administrative Agent’s Customer Identification Program	109

11.	MISCELLANEOUS	110
11.1	Modifications, Amendments or Waivers	110
11.1.1	Increase of Commitment	110
11.1.2	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	110
11.1.3	Release of Collateral or Guarantor	110
11.1.4	Miscellaneous	110
11.2	No Implied Waivers; Cumulative Remedies	111
11.3	Expenses; Indemnity; Damage Waiver	111
11.3.1	Costs and Expenses	111
11.3.2	Indemnification by the Borrower	112
11.3.3	Reimbursement by Lenders	113
11.3.4	Waiver of Consequential Damages, Etc.	113
11.3.5	Payments	113
11.4	Holidays	113
11.5	Notices; Effectiveness; Electronic Communication	114
11.5.1	Notices Generally	114
11.5.2	Electronic Communications	114
11.5.3	Change of Address, Etc.	114
11.6	Severability	114
11.7	Duration; Survival	115
11.8	Successors and Assigns	115
11.8.1	Successors and Assigns Generally	115
11.8.2	Assignments by Lenders	115
11.8.3	Register	117
11.8.4	Participations	117
11.8.5	Certain Pledges; Successors and Assigns Generally	118
11.9	Confidentiality	118
11.9.1	General	118
11.9.2	Sharing Information With Affiliates of the Lenders	119
11.10	Counterparts; Integration; Effectiveness	119

v

11.10.1	Counterparts; Integration; Effectiveness	119
11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	119
11.11.1	Governing Law	119
11.11.2	SUBMISSION TO JURISDICTION	120
11.11.3	WAIVER OF VENUE	120
11.11.4	SERVICE OF PROCESS	120
11.11.5	WAIVER OF JURY TRIAL	121
11.12	USA Patriot Act Notice	121
11.13	Certain ERISA Matters	121
11.13.1	Lender ERISA Representations	121
11.13.2	Additional Lender ERISA Representations	122
11.14	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	123
11.15	Collateral and Guaranty Matters	124
11.15.1	Administrative Agent Authorization	124
11.15.2	Administrative Agent Remedies	125
11.16	Conflicts with Documents	125
11.17	Second Lien Intercreditor Agreement	125
11.18	Amendment and Restatement	125

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	–	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	–	LIST OF RESTRICTED SUBSIDIARIES
SCHEDULE 1.1(C)	–	LIST OF EXCLUDED SUBSIDIARIES
SCHEDULE 1.1(D)	–	LIST OF IMMATERIAL SUBSIDIARIES
SCHEDULE 2.9	–	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.5(c)	–	MATERIAL PROPERTY CLAIMS
SCHEDULE 6.1.5(e)	–	MATERIAL PROPERTIES
SCHEDULE 6.1.6	–	DISCLOSED MATTERS
SCHEDULE 6.1.12	–	LIST OF SUBSIDIARIES
SCHEDULE 8.1.15	–	POST-CLOSING ACTIONS
SCHEDULE 8.2.1	–	EXISTING DEBT
SCHEDULE 8.2.2	–	EXISTING LIENS
SCHEDULE 8.2.4	–	EXISTING INVESTMENTS
SCHEDULE 8.2.4(xii)	-	ADDITIONAL INVESTMENTS
SCHEDULE 8.2.9	–	EXISTING RESTRICTIONS

EXHIBITS

EXHIBIT 1.1(A)	–	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(I)	–	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	–	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	–	SWING LOAN NOTE
EXHIBIT 1.1(S)	–	GUARANTEE AND SECURITY AGREEMENT
EXHIBIT 1.1(T)	–	SECOND LIEN INTERCREDITOR AGREEMENT
EXHIBIT 2.5.1	–	LOAN REQUEST
EXHIBIT 2.5.2	–	SWING LOAN REQUEST
EXHIBIT 5.9.7(A)	–	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	–	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	–	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	–	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.3	–	QUARTERLY COMPLIANCE CERTIFICATE

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of May 24, 2018 and is made by and among CLOUD PEAK ENERGY RESOURCES LLC, a Delaware limited liability company (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

A.            The Borrower, the Guarantors, certain of the Lenders and other lenders party thereto, and the Administrative Agent, are parties to the Existing Credit Agreement (as hereinafter defined).

B.            The Borrower has requested that (i) the Lenders not a party to the Existing Credit Agreement join as a Lender and (ii) the Lenders party hereto provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $150,000,000.

In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto (i) agree that the Existing Credit Agreement is amended and restated in its entirety as set forth herein, and (ii) further agree as follows:

1.             CERTAIN DEFINITIONS

1.1      Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

2019 LTIP Payment shall mean the cash payments associated with the settlement of the Performance Share Units granted in 2016 to be settled in the first Fiscal Quarter of 2019 so long as such 2019 LTIP Payments are calculated in accordance with the terms set forth in the Form of Cloud Peak Energy Inc. 2009 Long Term Incentive Plan Performance Share Unit Award Agreement filed with the SEC as Exhibit 10.1 to Holdings’ Current Report on 8-K filed on March 7, 2016.

2019 LTIP Payment Threshold shall mean $30,000,000.

2021 Second Lien Notes means the 12.00% Second Lien Senior Secured Notes of the Borrower and Cloud Peak Energy Finance Corp. due 2021, issued on October 17, 2016 pursuant to the Second Lien Senior Secured Notes Indenture.

Acquired Debt means, with respect to any specified Person, (a) Debt of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Debt is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, and (b) Debt secured by a Lien encumbering an asset acquired by such specified Person.

Acquisition means, with respect to any Person (the “acquiror”), any direct or indirect acquisition by such acquiror of all or substantially all of the Equity Interests in another Person, all or substantially all of the coal or other mineral reserves of such other Person or any other assets or business of any other Person constituting a business unit, line of business or division of such other Person.

Acquisition Documents means the LLC Agreement, the Management Services Agreement and the RTEA Coal Supply Agreement (as such terms are defined in the Master Separation Agreement).

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with, such specified Person.

Agent Parties means, collectively, the Administrative Agent, the Joint Lead Arrangers, and the Syndication Agent.

Agreement means this Credit Agreement.

Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

Applicable Commitment Fee Rate shall mean the 0.75% rate per annum.

Applicable Letter of Credit Fee Rate shall mean the 4.50% rate per annum.

Applicable Margin shall mean, as applicable:

(i)            the 3.50% rate per annum  to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option, or

(ii)           the 4.50% rate per annum to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option.

Applicable Percentage means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Attributable Indebtedness means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.

Authorized Officer shall mean, with respect to any Credit Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Credit Party, any manager, managing member, or the members (as applicable) in the case of any Credit Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Credit Party required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Availability shall mean, the sum of (i) with respect to this Agreement, the lesser of (a) the excess of the Commitments over the Revolving Credit Exposure on such date and (b) the maximum additional borrowing under this Agreement that may be borrowed by the Borrower while maintaining compliance with the Financial Covenants on a Pro Forma Basis prior to and after giving effect to such borrowing, and (ii) any Permitted Receivables Financing, the lesser of (a) the positive amount of (1) the Net Receivables Pool Balance over (2) the Aggregate Capital on such date plus the issued but undrawn letters of credit issued under any Permitted Receivables Financings (each as defined, or comparable terms as defined, in the definitive documentation for the Permitted Receivables Financings) and (b) the maximum amount of additional Aggregate Capital that is available under the Permitted Receivables Financing while maintaining compliance with the Financial Covenants on a Pro Forma Basis prior to and after giving effect to accepting such capital.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 100 basis points (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Base Rate Options].

Benefit Plan shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

BLM means the Bureau of Land Management.

Borrower means Cloud Peak Energy Resources LLC, a Delaware limited liability company.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

Capital Lease means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

Capital Lease Obligations of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as Capital Leases on a balance sheet of such Person.  The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

Cash Equivalents means:

(a)           U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;

(b)           (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated “A 2” or higher by S&P or “P 2” or higher by Moody’s,;

(c)           commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, rated at least A 1 by S&P or P 1 by Moody’s;

(d)           readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A 1 by S&P or P 1 by Moody’s with maturities not exceeding two years from the date of acquisition;

(e)           bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long term unsecured debt has a credit rating of A2 or better by Moody’s and A or better by S&P;

(f)            investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less);

(g)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(h)           in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].

CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

CFTC shall mean the Commodity Futures Trading Commission.

Change in Control means:

(a)           any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than (in the case of the Borrower) Holdings, is or becomes the “beneficial owner” (as such term is used in Rules 13d 3 under the Exchange Act), directly or indirectly, of more than 49% of the total voting power of the Voting Stock of Holdings or the Borrower;

(b)           individuals who on the Effective Date constituted the board of directors of Holdings (or, from and after the time, if any, at which the Borrower shall have a board of directors, individuals who, on such date, constituted the board of directors of the Borrower), together with any new directors whose election by the board of directors or whose/ nomination for election by the equity holders of Holdings or the Borrower, as applicable, was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of Holdings or the Borrower, as applicable, then in office;

(c)           Holdings ceases to be the managing member of the Borrower; or

(d)           the adoption of a plan relating to the liquidation or dissolution of Holdings or the Borrower (other than as contemplated in Section 8.2.3(vi)).

Change in Law means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Entity after the Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 5.8.2 [Capital Requirements], by any lending office of such Lender or by such Lender or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Entity made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

CIP Regulations shall have the meaning specified in Section 10.10 [No Reliance on Administrative Agent’s Customer Identification Program].

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Collateral means any and all “Collateral” or similar or equivalent term, as defined in any Security Document, and all other assets subject to a Lien under any Security Document.

Collateral and Guarantee Requirement means, subject to Section 8.1.11(iii), the requirement that:

(a)           the Administrative Agent shall have received from each Credit Party either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Credit Party or (ii) in the case of any Person that becomes a Credit Party after the Effective Date, a joinder to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Credit Party;

(b)           all outstanding Equity Interests owned by any Credit Party and that are required to be pledged pursuant to the Security Agreement (except Excluded Assets) shall have been pledged pursuant to the Security Agreement and the Administrative Agent shall have received all certificates or other instruments representing such Equity Interests of Subsidiaries of such Credit Party, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           all documents and instruments, including Uniform Commercial Code financing statements and Mortgages, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required hereby and by the terms of the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(d)           the Administrative Agent shall have received (i) counterparts of a Mortgage or amendment to Mortgage, as applicable, of Mortgaged Property duly executed, notarized and delivered by the record owner of such Mortgaged Property; it being understood that with respect to the legal descriptions attached to the Mortgages encumbering the Mortgaged Properties described by this clause (i), in the event the Administrative Agent determines that any Mortgage does not include all of the Material Real Property which is owned or leased by Borrower or a Restricted Subsidiary at that particular site, then upon written notice of the Administrative Agent, Borrower or any Restricted Subsidiary shall execute and deliver (at the sole cost and expense of Borrower) all necessary documentation, including without limitation an amendment to the applicable Mortgage, to cause the unencumbered portion of said real property to be included in such Mortgage and (ii) such legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property (including, without limitation, a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each portion of the Mortgaged Property on which any Flood Structure is located); provided, that no Credit Party shall be required to take such actions under this clause (d) with respect to any property acquired or leased after the Effective Date that it would not have been required to take with respect to properties owned or leased on the Effective Date;

(e)           each Credit Party shall have obtained all consents and approvals required hereunder and to be obtained by it in connection with the execution and delivery of the Security Agreement and all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; provided, that no Person that becomes a Credit Party after the Effective Date shall be required to obtain any consents or approvals in connection with the execution and delivery of the Security Agreement and Security Documents after the Effective Date that it would not have been required to obtain under the Security Documents and Security Agreement if it had been a Credit Party on the Effective Date; and

(f)            each Credit Party shall have taken all other actions required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder, including, without limitation, any required filings with the BLM or state land management agencies; provided, that no Credit Party shall be required to take any actions to perfect, register and/or record (i) Liens granted after the Effective Date other than those required hereby and by the Security Documents for Liens granted as of the Effective Date, or (ii) Liens encumbering Excluded Perfection Collateral other than perfection by filing of a financing statement;

provided, that (y) no Credit Party shall be required to take any action under this Agreement or in any other Loan Document with respect to any Excluded Asset, and (z) no Credit Party shall be required to take any action under any foreign law with respect to any properties as to which the creation or perfection of a security interests in such property would require a foreign law governed security or pledge agreement.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of the Swingline Lender, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Commodity Hedge shall mean each commodity price protection agreement or other commodity price hedging arrangement or any actual or synthetic forward sale contracts or any other similar device or instrument.

Commodity Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Commodity Hedge.

Compliance Certificate shall mean a compliance certificate delivered by a Financial Officer substantially in the form of Exhibit 8.3 hereto.

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Current Liabilities means, as of any date of determination, the aggregate amount of liabilities of the Consolidated Entities which may properly be classified as current liabilities (including taxes accrued as estimated, but excluding Specified Coal Agreement Obligations), after eliminating (a) all intercompany items between or among the Consolidated

Entities; and (b) all current maturities of long-term Debt but specifically excluding any current liabilities of the Loans.

Consolidated Entities means Holdings, the Borrower and its consolidated Restricted Subsidiaries.

Consolidated Interest Expense shall mean, for any period, the consolidated interest expense of the Consolidated Entities, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Consolidated Entities, without duplication, (i) interest expense in respect of Attributable Indebtedness of Capital Leases, (ii) imputed interest expense in respect of Specified Coal Agreement Obligations, (iii) amortization of debt discount and debt issuance costs, (iv) capitalized interest, (v) non-cash interest expense, (vi) any interest, premiums, fees or discounts paid or incurred on the sale of accounts receivable (and any amortization thereof) payable by the Consolidated Entities in connection with a Permitted Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by the Consolidated Entities under any Permitted Receivables Financing, as determined on a consolidated basis and in accordance with GAAP, (vii) any Letter of Credit Fees, and (viii) any imputed interest expense on forgiven debt.   Consolidated Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by the Consolidated Entities with respect to any related interest rate Hedging Agreements.

Consolidated Net Cash Interest Expense means for any period, and without duplication: (a) Consolidated Interest Expense, less (i) to the extent included in determining Consolidated Interest Expense for such period, (u) any Letter of Credit Fees and all other fees required under Section 2.9.2, (v) imputed interest expense on forgiven debt, (w) any non-cash interest or other non-cash charges otherwise included in Consolidated Interest Expense for such period, (x) imputed interest expense in respect of Capital Leases, (y) imputed interest expense in respect of Specified Coal Agreement Obligations and (z) any one-time financing fees paid in connection with the Transactions (or the Existing Credit Agreement) or upon any amendment to this Agreement and (ii) the consolidated cash interest income of the Consolidated Entities for such period received on cash or Cash Equivalents, other than any such cash interest income received in respect of cash or Cash Equivalents pledged or otherwise subject to a Lien in favor of any obligations of the Borrower or any of its Affiliates, plus (b) to the extent not included in Consolidated Interest Expense, actual cash interest paid on the 2021 Second Lien Notes.

Consolidated Net Income means, for any period the aggregate net income (or loss) of the Consolidated Entities for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a)           the net income (or loss) of any Person that is not a Wholly-Owned Restricted Subsidiary (including any joint venture that is a Restricted Subsidiary), except to the extent of Holdings’ share, determined pro rata with its percentage interest (direct or indirect) of common stock of such Person, of such Person’s net income earned during such period;

(b)           the net income (or loss) of any Person other than a Restricted Subsidiary (including any joint venture that is not a Restricted Subsidiary) except to the extent of distributions of cash actually received by the Consolidated Entities with respect to such period;

(c)           the net income (or loss) of any Person (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by such Person of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Person or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

(d)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales or other Dispositions, in each case other than in the ordinary course of business;

(e)           any net after-tax extraordinary gains or losses; and

(f)            the cumulative effect of a change in accounting principles.

Consolidated Net Tangible Assets means, as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Consolidated Entities minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of the Consolidated Entities minus (c) Consolidated Current Liabilities, all determined as of such date and on a Pro Forma Basis giving effect to any transactions occurring on such date.

Control means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Covered Entity shall mean (a) the Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Credit Parties shall mean the Borrower and the Guarantors.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.  Notwithstanding the foregoing, if the Daily LIBOR

Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Debt means, with respect to any Person, without duplication,

(a)           all indebtedness of such Person for borrowed money;

(b)           all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of Specified Coal Agreements or under any Mining Law or Environmental Law or with respect to workers’ compensation benefits);

(c)           all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(d)           all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business, (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations incurred in the ordinary course;

(e)           the Attributable Indebtedness of such Person in respect of Capital Leases;

(f)            the amount of all Permitted Receivables Financings of such Person;

(g)           Disqualified Equity Interests issued by Holdings;

(h)           all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(i)            all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(j)            all obligations of such Person under Hedging Agreements;

provided, that in no event shall Debt include (i) Specified Coal Agreement Obligations, (ii) obligations (other than obligations with respect to Debt for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Borrower (including RTEA, as its predecessor) and its Subsidiaries, or (iii) obligations under the TRA.

The amount of Debt of any Person will be deemed to be:

(i)            with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the principal amount of such Debt;

(ii)           with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(iii)          with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time due to default by such Person; and

(iv)          otherwise, the outstanding principal amount thereof.

Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be, (d) has become the subject of a Bankruptcy Event, (e) has become the subject of a Bail-In Action, or (f) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Lender that is a Defaulting Lender or such Lender’s or Defaulting Lender’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender or such Lender’s direct or indirect parent company by an Governmental Entity or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Entity or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Disclosed Matters means the actions, suits, proceedings and environmental matters disclosed in Schedule 6.1.6.

Disposition or Dispose means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Equity Interests means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of such Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

Disregarded Domestic Person means any direct or indirect Domestic Subsidiary of which substantially all of its assets consist of the equity of one or more direct or indirect Foreign Subsidiaries.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary that is not a Foreign Subsidiary.

Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

EBITDA shall mean, for any period, the sum of

(a)           Consolidated Net Income, plus

(b)           in each case to the extent deducted in calculating Consolidated Net Income for such period and as determined on a consolidated basis (including without limitation,

any of the following items that have been paid under or in respect of the Acquisition Documents):

(i)            Consolidated Interest Expense for such period;

(ii)           the provision for Taxes based on income, profits or capital, including, without limitation, state franchise and similar Taxes;

(iii)          depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period, less all non-cash items increasing Consolidated Net Income;

(iv)          all non-recurring or unusual losses (and less all non-recurring or unusual gains);

(v)           all non-cash start-up and transition costs, business optimization expenses and other non-cash restructuring charges;

(vi)          the non-cash portion of “straight-line” rent expense;

(vii)         non-cash compensation expense or other non-cash expenses or charges arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements);

(viii)        any debt extinguishment costs;

(ix)          accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods;

(x)           non-cash throughput amortization expense and contract termination payments made to amend the BNSF and Westshore agreements;

(xi)          costs and expenses related to the Retiree Medical Plan;

(xii)         net after-tax losses attributable to asset sales, and net after-tax extraordinary losses;

(xiii)        any transaction costs, fees and expenses incurred on or about the Effective Date in respect of the Transactions;

(xiv)        (A) mark-to-market losses (and less any mark-to-market gains) relating to any Permitted Hedging Agreements and (B) any mark-to-market losses attributed to short positions in any actual or synthetic forward sales contracts relating to coal or any other similar device or instrument or other instrument classified as a “derivative” pursuant to SFAS 133;

(xv)         commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations;

(xvi)        any expense that is required to be paid or has been paid that is recognized on the income statement of the Consolidated Entities as an expense, to the extent that such expense has been reimbursed (including through any contribution or deemed contribution to the equity capital of Holdings) by RTEA and its Affiliates (other than the Consolidated Entities) to or on behalf of the Consolidated Entities pursuant to the Acquisition Documents (but in any event without duplication of any such reimbursement payment that is added in arriving at Consolidated Net Income for such period); and

(xvii)       any indemnification payments made to RTEA and its Affiliates (other than the Consolidated Entities) pursuant to the Acquisition Documents in respect of non-recurring items, provided, however, that the aggregate amount of all such payments to be added back pursuant to this clause (xvii) shall not exceed $10 million in the aggregate;

minus

(c)           the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i), (ii), (iii), and (iv) of this clause (c) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)            non-cash items increasing Consolidated Net Income of the Consolidated Entities for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period);

(ii)           the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense;

(iii)          tax refunds; and

(iv)          any cash payments made in such period by the Consolidated Entities (net of any associated cash received by any Consolidated Entity) to the counterparties under, and pursuant to, the BNSF or Westshore Agreements to terminate or as a result of not meeting minimum shipment obligations under such agreements, to the extent such payments did not impact Consolidated Net Income of the Consolidated Entities for such period.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Date means the date on which each of the conditions specified in Section 7.1 was satisfied (or waived in accordance with Section 11.1), which shall be [May    ], 2018.

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

Eligibility Date shall mean, with respect to each Credit Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Credit Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Credit Party is a party).

Environment means soil, land surface or subsurface strata, water, surface waters (including navigable waters, ocean waters within applicable territorial limits, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, water related sediments, air, plant and animal life, and any other environmental medium.

Environmental Laws means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the Environment, the preservation, restoration or reclamation of natural resources, or the presence, use, storage, discharge, management, release or threatened release of any pollutants, contaminants or hazardous or toxic substances, wastes or material or the effect of the environment on human health and safety.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), directly or indirectly resulting from or based on (a) violation of any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the Environment, (e) the preservation, restoration or reclamation of natural resources or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Environmental Permits means any and all permits, licenses, registrations, certifications, exemptions and any other authorization required under any applicable Environmental Law.

Equity Interests means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, as from time to time in effect.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30 day notice period is waived); (b) the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA), whether or not waived; (c) a determination that any Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; (d) the filing pursuant to Section 431 or Section 304 of ERISA of an application for the extension of any amortization period; (e) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA; (f) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (g) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (h) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (i) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (j) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to the commencement of proceedings to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (k) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (l) the receipt by the Borrower or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any written notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA.

EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Events of Default has the meaning specified in Section 9.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Excluded Accounts means deposit accounts (i) used to fund payroll, employee benefits or tax obligations, (ii) in the nature of fiduciary accounts, trust accounts, suspense accounts, escrow accounts, deposit accounts holding only purchase price deposits or other contractual or legal requirements to deposit or reserve money, or deposit accounts holding funds from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (iii) funded for petty cash and working capital needs with a balance at all times of less than $5,000,000 in the aggregate, and (iv) from time to time designated as excluded, in writing, by the Administrative Agent in its sole discretion.

Excluded Assets means:

(a)           as to any Credit Party (i) properties and assets which are excluded from the Liens created by the Security Agreement under the first proviso in Section 3(a) of the Security Agreement, and (ii) all Real Properties other than Material Real Properties; and

(b)           as to any Subsidiary that is not a Credit Party, all of its properties and assets.

Excluded Hedge Liability or Liabilities shall mean, with respect to each Credit Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Credit Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Credit Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Credit Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Perfection Collateral means (a) properties and assets to the extent the burden or cost of perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (b) Excluded Accounts, (c) properties and assets (other than deposit, securities and commodities accounts) requiring perfection through control agreements to the extent a security interest therein cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction, (d) vehicles and any other assets subject to certificates of title, (e) commercial tort claims, and (f) letter of credit rights to the extent not perfected by the filing of a form Uniform Commercial Code financing statement.

Excluded Subsidiary means (i) an Initial Excluded Subsidiary, (ii) any other Subsidiary of the Borrower that, after the Effective Date, the Borrower notifies the Administrative Agent in writing is an “Excluded Subsidiary”, but only to the extent that such Subsidiary (a) has no Debt other than Non-Recourse Debt (other than any Debt of an Initial Excluded Subsidiary outstanding on the Effective Date), (b) is not a party to any agreement or contract with the Borrower or any Credit Party except as permitted by Section 8.2.8 [Transactions with Affiliates], (c) is a Person with respect to which neither the Borrower nor any other Credit Parties has any direct or indirect obligation to subscribe for additional Equity Interests in such Person, (d) has not guaranteed any Debt of the Borrower or any other Credit Party, and (e) does not own any Equity Interests of the Borrower or any other Credit Party, (iii) any Immaterial Subsidiary, or (iv) any Foreign Subsidiary (or any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code) or Disregarded Domestic Person.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9 [Taxes], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) Taxes imposed under FATCA.

Existing Credit Agreement shall mean that certain Credit Agreement by and among the Borrower, certain guarantors party thereto, certain lenders party thereto and PNC, as administrative agent, dated as of February 21, 2014, as heretofore amended.

Existing Letters of Credit shall have the meaning assigned to that term in Section 2.9 [Letter of Credit Subfacility].

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the

Code (or any amended or successor version described above) and any intergovernmental agreements entered into to implement or further the collection of Taxes imposed pursuant to the foregoing (together with any law implementing such agreements).

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the NYFRB (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Reserve Board means the Board of Governors of the Federal Reserve System of the United States.

Financial Covenants mean those certain financial covenants set forth in Sections 8.2.11, 8.2.12, 8.2.13, and 8.2.14 of this Agreement.

Financial Officer means the chief financial officer, principal accounting officer or treasurer of the Borrower.

First Lien Gross Leverage Ratio shall mean as of any date of determination, the ratio of (a) First Lien Gross Debt and (b) EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

First Lien Gross Debt shall mean, as of any date of determination, the sum of (i)(a) Funded Debt incurred under this Agreement and Capital Leases plus (b) issued but undrawn Letters of Credit under this Agreement to the extent such undrawn amount is not cash collateralized, plus (ii) Aggregate Capital with respect to any Permitted Receivables Financings on such date (as defined, or comparable terms as defined, in the definitive documentation for the Permitted Receivables Financings), plus (iii) issued but undrawn letters of credit issued under any Permitted Receivables Financings that are not cash collateralized.

Fiscal Quarter means a fiscal quarter of the Borrower.

Fiscal Year means a fiscal year of the Borrower.

Fixed Charge Coverage Ratio shall mean the ratio of EBITDA less capital expenditures (other than insurance or other third party funded capital expenditures) to Fixed Charges.

Fixed Charges shall mean, for any period of determination and without duplication, the sum of (i) Consolidated Net Cash Interest Expense, (ii) the amount of cash payments made (net of cash refunds received) during such period by the Credit Parties in respect of Taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) during such period only to the extent that such net amount is positive, (iii) dividends and distributions paid in cash during such period by the Credit Parties on a consolidated basis, excluding that portion of the 2019 LTIP Payment up to the 2019 LTIP Payment Threshold, (iv) cash benefits paid during such period related to the Retiree Medical Plan, net of retiree contributions, (v) the aggregate amount of scheduled repayments of principal during such period in respect of any Debt, and (vi) payments made during such period in respect of the acquisition by a Credit Party of an LBA or LBM.

Flood Insurance Laws means, collectively, (i) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (iv) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.

Flood Structure means a “building” or “mobile home” (each as defined in the Flood Insurance Laws).

Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.

Foreign Lender shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Foreign Subsidiary means any Subsidiary organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

Foreign Subsidiary Holding Company means any direct or indirect Domestic Subsidiary of which substantially all of its assets consist of the equity or debt of one or more direct or indirect Foreign Subsidiaries.

Funded Debt means, at any time, and determined on a consolidated basis without duplication, the consolidated Debt of the Consolidated Entities of the type referred to in clauses (a), (b), (c) (but only with respect to reimbursement obligations related thereto), (e), (f), (g), (h) and (i) in the definition of “Debt” (but in the case of clauses (h) and (i), only to the extent that the Debt of other Persons so Guaranteed or secured is itself of the type referred to in clauses (a), (b), (c)) (but only with respect to reimbursement obligations related thereto, clause (e) of such definition) (and in the case of clause (f), only to the extent that any portion of the Debt (x) is Guaranteed by any Credit Party, (y) is recourse to or obligates any Credit Party in any way, or (z) subjects any property or asset of any Credit Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof) other than, in respect of clauses (x), (y) and (z), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with such Permitted Receivables Financing.

GAAP means generally accepted accounting principles as in effect in the United States on the Effective Date, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.

Governmental Entity shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantee by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the “primary obligor”), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

Guarantors means (a) each Wholly-Owned Restricted Subsidiary of the Borrower other than any Excluded Subsidiary, and (b) Holdings.

Hazardous Material means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature, in each case subject to regulation under or which could give rise to liability under any Environmental Law, including, without limitation, coal ash, coal combustion by products or waste, boiler slag, scrubber residue or flue desulphurization residue.

Hedging Agreement means any Interest Rate Hedge, Foreign Currency Hedge, or Commodity Hedge.

Holdings means Cloud Peak Energy Inc., a Delaware corporation.

ICC shall have the meaning specified in Section 11.11.1 [Governing Law].

Immaterial Subsidiary means any Subsidiary that (a) did not, as of the last day of the Fiscal Quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 8.3.1(i) or (ii), have assets with a value in excess of 2.5% of the Consolidated Net Tangible Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Consolidated Net Tangible Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.  Each Immaterial Subsidiary as of the Effective Date shall be set forth in Schedule 1.1(d), and the Borrower shall update such Schedule from time to time after the Effective Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

Improvements has the meaning assigned to such term in the Mortgages.

Indemnified Taxes means all Taxes except Excluded Taxes.

Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

Information shall mean all information received from the Credit Parties or any of their Subsidiaries relating to the Credit Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by the Credit Parties or any of their Subsidiaries, provided that, in the case of information received from the Credit Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Initial Excluded Subsidiary shall mean those entities listed on Schedule 1.1(c).

Insolvency Proceeding shall mean, with respect to any Person, (a) a voluntary or involuntary case, action or proceeding with respect to such Person (i) before any court or any other Governmental Entity under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Credit Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Credit Parties in the form attached hereto as Exhibit 1.1(I).

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one, two, three or six Months.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Credit Party in order to provide protection to, or minimize the impact upon, such Credit Party of increasing floating rates of interest applicable to Debt.

Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

Investment means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

IRS shall mean the United States Internal Revenue Service.

Issuing Bank shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrower, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder, and the successors and assigns of any of the foregoing in such capacities.

Joint Lead Arrangers means PNC Capital Markets, LLC and The Huntington National Bank in each case in its capacity as joint lead arrangers under the Agreement.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Entity, foreign or domestic.

LBA means the acquisition of federal coal through the BLM lease-by-application process.

LBM means the acquisition of federal coal through an application to modify an existing coal lease submitted in accordance with the BLM non-competitive leasing regulations.

LC Disbursement means a payment made by an Issuing Bank pursuant to a Letter of Credit.

LC Exposure means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of either Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

Lender Parties means the Lenders, the Issuing Banks, the Swingline Lender, and the Administrative Agent.

Lender Provided Commodity Hedge shall mean a Commodity Hedge which (a) is a designated by the Borrower to the Administrative Agent as an additional Borrower Secured Obligation in accordance with Section 23 of the Security Agreement; (b) is documented in a reasonable and customary manner for Commodity Hedges, (c) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (d) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender Provided Commodity Hedge (the “Commodity Hedge Liabilities”) by any Credit Party that is party to such Lender Provided Commodity Hedge shall, for purposes of this Agreement and all other Loan Documents be “Secured Obligations” except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Commodity Hedge Liabilities shall also secure all other Secured Obligations under this Agreement and the other Loan Documents on a pari passu basis, subject to the express provisions of Section 9.2.5 [Application of Proceeds].  Notwithstanding anything contained herein to the contrary, in the event that the obligations under a Commodity Hedge in existence on the Effective Date constitutes “Secured Obligations” under the Existing Credit Agreement, such Commodity Hedge shall constitute a Lender Provided Commodity Hedge under this Agreement and be secured as provided herein.

Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which (a) is a designated by the Borrower to the Administrative Agent as an additional Borrower Secured Obligation in accordance with Section 23 of the Security Agreement; (b) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (c) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (d) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Credit Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Secured Obligations” except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall also secure all other Secured Obligations under this Agreement and the other Loan Documents on a pari passu basis, subject to the express provisions of Section 9.2.5 [Application of Proceeds].  Notwithstanding anything contained herein to the contrary, in the event that the obligations under a Foreign Currency Hedge in existence on the Effective Date constitutes “Secured Obligations” under the Existing Credit Agreement, such Foreign Currency Hedge shall constitute a Lender Provided Foreign Currency Hedge under this Agreement and be secured as provided herein.

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which (a) (a) is designated by the Borrower to the Administrative Agent as an additional Borrower Secured Obligation in accordance with Section 23 of the Security Agreement; (b) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (c) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (d) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Credit Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Secured Obligations” except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall also secure all other Secured Obligations under this Agreement and the other Loan Documents on a pari passu basis, subject to the express provisions of Section 9.2.5 [Application of Proceeds].  Notwithstanding anything contained herein to the contrary, in the event that the obligations under an Interest Rate Hedge in existence on the Effective Date constitutes “Secured Obligations” under the Existing Credit Agreement, such Interest Rate Hedge shall constitute a Lender Provided Interest Rate Hedge under this Agreement and be secured as provided herein.

Lenders shall mean the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.  For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Secured Obligations, “Lenders” shall include any Affiliate of a Lender to which such Secured Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent and the Borrower at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option].

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”).

LIBOR Termination Date shall have the meaning specified in Section 4.4.4 [Successor LIBOR Rate Index].

Lien means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

Liquidity means, as of any date of determination, the sum of (a) Unrestricted Cash on such date, (b) cash and Cash Equivalents in cash collateral accounts held by the Administrative Agent or any Issuing Bank on such date pursuant to the Credit Agreement to cash collateralize the LC Exposure or Defaulting Lender’s exposure, and (c) Availability on such date.

Loan Documents means this Agreement, the Administrative Agent’s Letter, the Security Agreement, the Intercompany Subordination Agreement, the Notes and the other Security Documents.

Loan Financing Transactions means the execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].

Loans shall mean Revolving Credit Loans and Swing Loans, or any Revolving Credit Loan or Swing Loan.

Maturity Date shall mean May 24, 2021.

Master Separation Agreement means the Master Separation Agreement by and among Rio Tinto America Inc., a Delaware corporation, RTEA, Kennecott Management Services Company, Holdings, the Borrower and the subsidiaries listed on the signature pages thereto to be entered into on or prior to the Effective Date.

Material Adverse Effect means any event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a material (a) adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Credit Parties and their Restricted Subsidiaries taken as a whole, or (ii) the ability of the Credit Parties (taken as a whole) to perform any of their payment obligations under any Loan Document or (b) impairment of the rights of or benefits available to any Lender Party under any Loan Document.

Material Debt means Debt (other than obligations in respect of the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of the Credit Parties in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Debt, the “principal amount” of the obligations of the Credit Parties in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Credit Parties would be required to pay if such Hedging Agreement were terminated at such time; provided, however, that Material Debt shall not include any guarantees or Letters of Credit in respect of any performance, surety, reclamation or similar bonds securing obligations of the Borrower or any of its Subsidiaries.

Material Real Property means (i) any Mining Lease (other than a Mining Lease (1) that is of immaterial value, as determined by the Borrower in good faith, (2) that does not have Mining Permits in place, (3) that is not part of any Credit Party’s mine plan, and (4) under which neither the Borrower nor any Subsidiary is conducting any operations) and (ii) any fee-owned Real Property of the Credit Parties having a net book value in excess of $5,000,000 other than that certain Real Property located in Sequatchie Valley Tennessee; provided that a Flood Structure which is not necessary or integral in order to recover coal from any Mine (such as, for example, storage sheds) shall not constitute Material Real Property unless such Flood Structure has a net book value in excess of $5,000,000.

Mine means any excavation or opening into the earth now and hereafter made from which coal is or can be extracted from any of the Real Properties.

Mining Laws means any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

Mining Lease means a lease, license or other use agreement which provides the Borrower or any Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or integral in order to recover coal from any Mine.  Leases (other than Capital Leases or operating leases of personal property even if such personal property would become fixtures) which provide Borrower or any other Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

Mining Permits means any and all material permits, licenses, registrations, certifications, exemptions and any other authorization required under any applicable Mining Law or otherwise necessary to recover coal from any Mine being operated by the Borrower or any other Subsidiary.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s means Moody’s Investors Service, Inc.

Mortgage means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage, amendment thereto or other security document granting a Lien on any Mortgaged Property, Fixture or As-Extracted Collateral (as such terms are defined in the UCC)

to secure the Secured Obligations.  Each Mortgage must be reasonably satisfactory in form and substance to the Administrative Agent.

Mortgaged Property means any Material Real Property that is either (i) identified as a Mortgaged Property on Schedule 6.1.5(e) or (ii) subject to a Transaction Lien granted after the Effective Date pursuant to Section 8.1.10 or Section 8.1.11.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Non-Qualifying Party shall mean any Credit Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

Non-Recourse Debt means Debt (i) as to which neither the Borrower nor any other Credit Party provides a Guarantee or other support in the form of keep-well and (ii) as to which the holders of such Debt do not otherwise have recourse to the stock or assets of the Borrower or any other Credit Party (other than the Equity Interests of an Excluded Subsidiary that are not required to be pledged as Collateral).

Notes shall mean the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.

NYFRB shall mean the Federal Reserve Bank of New York.

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Credit Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

Overnight Bank Funding Rate shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

Participant has the meaning specified in Section 11.8.4 [Participations].

Participant Register shall have the meaning specified in Section 11.8.4 [Participations].

Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Payment Date shall mean (a) with respect to Letter of Credit Fees and Commitment Fees, the third Business Day after the last day of each March, June, September, and December, (b) with respect to any Base Rate Loan (other than a Swingline Loan), (x) the third Business Day after the last day of each March, June, September and December and (y) any day on which an Base Rate Loan is converted to a LIBOR Rate Loan, (c) with respect to any LIBOR Rate, the last day of the Interest Period applicable to the Loan of which such Loan is a part and, in the case of a LIBOR Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid, and (e) with respect to any principal of the Loans, on the Maturity Date or upon acceleration of the Notes.

Payment in Full and Paid in Full shall mean the payment in full in cash or immediately available funds of the Loans and other Secured Obligations hereunder (other than contingent reimbursement or indemnification obligations for which no claim has been made), termination of the Commitments and expiration or termination of all Letters of Credit.

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

Perfection Certificate means a certificate in the form of Exhibit E to the Security Agreement or any other form approved by the Administrative Agent.

Permit Area means, with respect to any Mine, all land covered by the Mining Permits with respect to such Mine.

Permitted Business means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such Acquisition’s business was otherwise a Permitted Business, and any business that is ancillary or complementary to the foregoing.

Permitted Hedging Agreements means Hedging Agreements entered into in the ordinary course of business of the Consolidated Entities to hedge interest rate, foreign currency or commodity risk or otherwise for non-speculative purposes (regardless of whether such agreement or instrument is classified as a “derivative” pursuant to SFAS 133 and required to be marked-to-market).

Permitted Liens means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 8.1.2;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 8.1.12;

(c)           pledges or deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, (ii) to secure payment of reclamation liabilities or (iii) in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(d)           existing or future grants of coal bed methane leases or oil and gas or other hydrocarbon leases granted by any Governmental Entity or other third party and associated pipelines, collection facilities, accessways and easements pertaining to the same;

(e)           surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, trackage rights, transmission and transportation lines related to Mining Leases or mineral right and/or other Real Property including any reconveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(f)            pledges, deposits or non-exclusive licenses to use intellectual property rights of the Borrower or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(g)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 9.1.11;

(h)           Production Payments, royalties, dedication of reserves under supply agreements, Liens in favor of the owner in connection with any Mining Leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filing in respect of leases (and not any Debt) entered into the ordinary course of business;

(i)            rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by Borrower or one of its Subsidiaries, with respect to Real Property where the Borrower or applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(j)            layback arrangements, joint operation arrangements and similar arrangements with adjoining coal operators;

(k)           Liens for Specified Coal Agreements arising as a result of Specified Coal Agreement Obligations or obligations to grant surface or water rights;

(l)            Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the respective joint venture agreements;

(m)          with respect to water rights, Liens imposed by the doctrine of prior appropriation (including seniority of water rights), the necessity to put the water to a beneficial use, restrictions imposed by the applicable Governmental Entity and the actual availability of water (including restrictions on the use of ground water);

(n)           farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Subsidiary is a lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by a prudent operator of mining properties similar in use and configuration to Real Properties;

(o)           encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

(p)           rights and easements of owners (i) of undivided interests in any of the Real Property where the Borrower or its Subsidiaries own less than 100% of the fee interest, (ii) of interests in the surface of any Real Property where the Borrower or its Subsidiaries do not own or lease such surface interest, (iii) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the Borrower or its Subsidiaries do not own such coal or other minerals, and (iv) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by the Borrower or its Subsidiaries;

(q)           with respect to any Real Property in which Borrower or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

(r)            rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person; and

(s)            Liens securing obligations in respect of trade-related letters of credit permitted under Section 8.2.1(xi) covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

provided, that the term “Permitted Liens” shall not include any Lien that secures Debt for borrowed money or other Funded Debt and such Liens, in the aggregate, do not have a Material Adverse Effect on the operation of the business in the ordinary course of the Credit Parties as currently conducted.

Permitted Receivables Financing means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of any Consolidated Entity and enters into a third party financing thereof on terms that Holdings has concluded are customary and market terms fair to the Consolidated Entities.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.

Plan means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

Plan Asset Regulations means 29 CFR §2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Private Coal Agreement means an agreement between the Borrower and/or one or more of its Subsidiaries, on the one hand, and a seller or lessee (in each case, that is not an Governmental Entity) (the “Transferee”) under which the Borrower and its Subsidiaries acquire coal through (i) a lease from such Transferee, (ii) the purchase of one or more coal deposit or other assets from such Transferee or (iii) the exchange of coal assets between the Borrower and its Subsidiaries, on the one hand, and such Transferee, on the other.

Production Payments means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

Pro Forma Basis shall mean:

(a)            any material Investment or Acquisition permitted by Section 8.2.4 of this Agreement or disposition of all or substantially all of the assets or Equity Interests of any Restricted Subsidiary or of any division or product line or coal or other mine or mineral reserves permitted by Section 8.2.5 of this Agreement, and any dividend or distribution on, or re-purchases of, Equity Interests of Holdings made or to be made by any Credit Party permitted by Sections 8.2.4 and 8.2.7 of this Agreement during the applicable reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect as if it had occurred on the first day of the applicable reference period;

(b)           any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(c)         any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(d)         Fixed Charges and capital expenditures shall be calculated after giving pro forma effect to incurrences and repayments of Debt (other than ordinary course working capital borrowings and repayments under revolving credit facilities) during the applicable reference period or subsequent to such reference period and on or prior to the date of determination to the extent in connection with any transaction referred to in clause (a) above as if it had occurred on the first day of the applicable reference period; and

(e)            if any Debt bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account the effect on such interest rate of any Lender Provided Interest Rate Hedge and/or Lender Provided Foreign Currency Hedge applicable to such Debt).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and in a manner consistent with Article 11 of Regulation S-X of the Securities Act; provided that, if the Borrower is required to demonstrate pro forma compliance with the covenants hereunder, the Borrower shall have provided the Administrative Agent with a pro forma Compliance Certificate setting forth such calculations with any corrections or clarifications thereto as the Administrative Agent may reasonably request (it being agreed that no such corrections or clarifications are required if the Administrative Agent has not made such request within three (3) Business Days of receiving such certificate from the Borrower).  For purposes of making the computation referred to above, interest on any Debt under a revolving credit facility (to the extent required to be computed on a pro forma basis) shall be computed based upon the average daily balance of such Debt during the applicable period.  Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

PTE shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Qualified ECP Credit Party shall mean each Credit Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Ratable Share shall mean:

(i)            with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and

(ii)           with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

Real Property shall mean, collectively, all right, title and interest of the Borrower or any other Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Borrower or any other Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all Improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

Receivables means accounts receivable (including all rights to payment) created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper).

Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Bank, as applicable.

Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Related Parties shall mean with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, employees, agents and advisors of such Person and its Affiliates.

Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has actual knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual violation of any Anti-Terrorism Law.

Required Lenders means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the unused Commitment of, and the portion of the total Revolving Credit Exposures held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Restricted Payment means any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any of its

Subsidiaries, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower or any of its Subsidiaries or (ii) any prepayment, purchase, repurchase redemption of, or other payment in respect of, Subordinated Debt other than payments of interest when due and principal when due in accordance with the scheduled maturity thereof; provided that indemnity payments under the Master Separation Agreement shall not be deemed to be Restricted Payments even if calculated with reference to percentage equity ownership of the Borrower or Holdings.

Restricted Subsidiary of a Person means any Subsidiary of the Borrower other than an Excluded Subsidiary; provided that Subsidiaries that are Excluded Subsidiaries pursuant to clauses (iii) and (iv) of the definition of “Excluded Subsidiary” shall be Restricted Subsidiaries.  Schedule 1.1(B) sets forth all Restricted Subsidiaries as of the Effective Date.

Retiree Medical Plan shall mean certain post-retirement medical coverage for eligible employees as detailed in Note 16 of the Fiscal Year ended December 31, 2017 Form 10-K.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Exposure means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

Revolving Credit Loans shall mean the Revolving Credit Loans made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.9.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

RTEA means Rio Tinto Energy America Inc., a Delaware corporation.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

SEC means the Securities and Exchange Commission.

Second Lien Intercreditor Agreement means that certain First Lien/Second Lien Intercreditor Agreement in the form attached hereto as Exhibit 1.1(T) or such other terms and conditions satisfactory to the Administrative Agent and the Borrower, each in their sole discretion.

Second Lien Senior Secured Notes means the 2021 Second Lien Notes and any other notes issued by the Credit Parties under the Second Lien Senior Secured Note Documents, secured by Liens on the Collateral on a junior basis pursuant to a second lien intercreditor agreement substantially on terms set forth in the Second Lien Intercreditor Agreement.

Second Lien Senior Secured Notes Documents means an indenture or other similar document that is substantially similar to the Second Lien Senior Secured Notes Indenture and all such other instruments, agreements and other documents evidencing or governing the Second Lien Senior Secured Notes or providing for any Guarantee or other right in respect thereof, each of which is substantially similar to such other instruments, agreement or other documents evidencing the 2021 Second Lien Notes.

Second Lien Senior Secured Notes Indenture means that certain Indenture dated as of October 17, 2016, among the Borrower and Cloud Peak Energy Finance Corp., as issuers, the guarantors party thereto, and Wilmington Trust Company, as trustee and collateral agent.

Secured Guarantee has the meaning specified in Section 1 of the Security Agreement.

Secured Hedge Obligations means all Foreign Currency Hedge Liabilities; Interest Rate Hedge Liabilities; and Commodity Hedge Liabilities.

Secured Obligations means “Secured Obligations”, as defined in Section 1 of the Security Agreement and/or, as the context may require, provided, however, under no circumstances shall Secured Obligations include any Excluded Hedge Liabilities.

Secured Parties has the meaning specified in [Section 1] of the Security Agreement.

Securitization Subsidiary means a Subsidiary of the Borrower (a) that is designated a “Securitization Subsidiary” by the managing member of the Borrower, (b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (c) no portion of the Debt or any other obligation, contingent or otherwise, of which (x) is Guaranteed by the Borrower or any Restricted Subsidiary of the Borrower, (y) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way, or (z) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (d) with respect to which neither the Borrower nor any Restricted Subsidiary of the Borrower (other than an Excluded Subsidiary that is not a Restricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (c) and

(d), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

Security Agreement means the Guarantee and Security Agreement among the Credit Parties and the Administrative Agent, dated as of February 21, 2014 and substantially in the form of Exhibit 1.1(S).

Security Documents means the Security Agreement, the Mortgages and each other security agreement, instrument or document executed and delivered pursuant to Section 8.1.10 or Section 8.1.11 to secure any of the Secured Obligations.

Senior Unsecured Notes means the 6.375% senior unsecured notes of the Borrower and Cloud Peak Energy Finance Corp. due 2024, issued on March 11, 2014 pursuant to the Senior Unsecured Notes Indenture.

Senior Unsecured Notes Indenture means that certain Indenture dated as of November 25, 2009, among the Borrower and Cloud Peak Energy Finance Corp., as issuers, the guarantors party thereto, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities administrator.

Senior Unsecured Notes Documents means the Senior Unsecured Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes or providing for any Guarantee or other right in respect thereof.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

Solvent and Solvency mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Coal Agreement Obligations means installment or deferred payment obligations or royalty payment obligations or obligations in connection with the acquisition of related surface rights, in each case, in connection with a Specified Coal Agreement owed solely to the seller or lessor thereunder (and not to a bank or other third-party financer), but excluding, in any event, any Funded Debt.

Specified Coal Agreements means any LBA, LBM, State Coal Lease and Private Coal Agreements.

State Coal Lease means the acquisition of coal owned by a State in accordance with the coal leasing regulations of such State.

Subordinated Debt means Debt of any Credit Party that, by its terms, is subordinated in right of payment to the obligations hereunder in respect of the Loans (but not including Second Lien Senior Secured Notes that is subordinated only in respect of the security interest on the Collateral).

subsidiary means, with respect to any Person (the “parent”) at any date, (a) any corporation, joint venture, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more of its subsidiaries.

Subsidiary means any subsidiary of the Borrower.

Swap shall mean any “swap” as defined in Section 1a(47) of the Commodity Exchange Act and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodity Exchange Act, or (b) a commodity option entered into pursuant to Commodity Futures Trading Commission Regulation 32.3(a).

Swap Obligation means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

Swing Loan Commitment shall mean the Swingline Lender’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $10,000,000.

Swingline Exposure means, at any time, the aggregate outstanding principal amount of the Swingline Loans at such time.  The Swingline Exposure of any Lender at any time will be its Applicable Percentage of the total Swingline Exposure at such time.

Swingline Lender shall mean PNC, in its capacity as a lender of Swing Loans, and its successors and assigns, in its capacity as the swingline lender hereunder.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

Swing Loans shall mean the Swing Loans made by the Swingline Lender to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

Syndication Agent means The Huntington National Bank, in its capacity as syndication agent under this Agreement.

Taxes means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Entity or other taxing authority.

Total Net Leverage Ratio shall mean on any day, the ratio of (a) (i) Funded Debt as of such day (including Funded Debt incurred under this Agreement) plus (ii) Aggregate Capital with respect to any Permitted Receivables Financings on such date (as defined, or comparable terms as defined, in the definitive documentation for the Permitted Receivables Financings) less (iii) the Unrestricted Cash as of such day to (b) EBITDA of the Consolidated Entities for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day) for which financial statements are available.

Transaction Documents means, collectively, the Acquisition Documents, the Senior Unsecured Notes Documents, Second Lien Senior Secured Notes Documents, and the Loan Documents.

Transaction Liens means the Liens on Collateral granted by the Credit Parties under the Security Documents.

Transactions means the execution, delivery and performance by the Credit Parties of this Agreement, the other Loan Documents, and the payment of the fees and expenses incurred in connection therewith.

UCP shall have the meaning specified in Section 11.11.1 [Governing Law].

Unfunded Pension Liability means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

United States means the United States of America.

Unrestricted Cash shall mean cash or Cash Equivalents of any Consolidated Entity that would not appear as “restricted” on a consolidated balance sheet of the Consolidated Entities.

U.S. Dollars or $ refers to lawful money of the United States.

U.S. Government Obligations means obligations issued or directly and fully guaranteed or insured by the United States or by any agent or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Voting Stock means with respect to any Person, Equity Interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Wholly-Owned Restricted Subsidiary means at any time a Restricted Subsidiary all of the outstanding Equity Interests of which (other than directors’ qualifying shares) are at such time owned by the Borrower and/or one or more Wholly-Owned Restricted Subsidiaries of the Borrower.

Withholding Agent shall mean any Credit Party and the Administrative Agent.

Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Write-Down and Conversion Powers means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3          Accounting Principles; Changes in GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.  If at any time any change in GAAP would affect the computation or determination of any financial ratio, covenant or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, covenant or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio, covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) at the Administrative Agent’s request, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, any lease that was treated as an operating lease under GAAP at the time it was entered into and that later becomes a Capital Lease (or is treated for accounting purposes in a manner substantially similar to that of a Capital Lease) as a result of the change in GAAP  that occurs upon a conversion to International Financial Reporting Standards during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

1.4      Limitation on Credit Support With Respect to Obligations of the Credit Parties Under the Loan Documents.  Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall any Subsidiary referred to in clause (iv) of the definition of “Excluded Subsidiary”, (a) pledge, guarantee or, directly or indirectly, provide any collateral or security in respect of any Secured Obligation of any Credit Party under any Loan Document or (b) be liable or otherwise responsible for the failure of any Credit Party to make any payment under any Loan Document.

2.             REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1      Revolving Credit Commitments.

2.1.1            Revolving Credit Loans.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Maturity Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2            Swing Loan Commitment.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the Swingline Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Maturity Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2      Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.  Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share.  The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Secured Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Maturity Date.

2.3      Commitment Fees.  Accruing from the date hereof until the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to the Lender that is the Swingline Lender shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than the Lender that is the Swingline Lender, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4      Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders.  Any such reduction shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000, and shall reduce permanently the Revolving Credit Commitments then in effect.  Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated.  Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.5      Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1            Revolving Credit Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Maturity Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than (i) 1:00 p.m., three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) 1:00 p.m. on the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of 1,000,000 and not less than $5,000,000 for each Borrowing Tranche under the Base Rate Option.

2.5.2            Swing Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Maturity Date request the Swingline Lender to make Swing Loans by delivery to the Swingline Lender not later than 1:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $500,000.

2.6      Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1            Making Revolving Credit Loans.  The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.1.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].  Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

2.6.2            Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loans.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan (and the Borrower’s obligation to make such payments under the preceding clause (ii) shall cease as to such Loan).  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3            Making Swing Loans.  So long as the Swingline Lender elects to make Swing Loans, the Swingline Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, [Swing Loan Requests] fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.6.4            Repayment of Revolving Credit Loans.  The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Maturity Date.

2.6.5            Borrowings to Repay Swing Loans.  The Swingline Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swingline Lender so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations.  Revolving Credit Loans made pursuant to the preceding sentence shall initially bear interest at the Base Rate Option and shall be deemed to have been properly requested  by the Swingline Lender in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision.  The Swingline Lender shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time the Swingline Lender so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from the Swingline Lender.

2.6.6            Swing Loans Under Cash Management Agreements.  In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.2 [Making Swing Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.5.2 [Swing Loan Requests], the Swingline Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swingline Lender relating to the Borrower’s deposit, sweep and other accounts at such Swingline Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements.  Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Maturity Date), (iv) not be made at any time after such Swingline Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5

[Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.

2.7      Notes.  The Secured Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Effective Date payable to such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.8      [Reserved].

2.9      Letter of Credit Subfacility.

2.9.1            Issuance of Letters of Credit.  On the Effective Date, the outstanding letters of credit previously issued by any Lender under the Existing Credit Agreement that are set forth on Schedule 2.9 (the “Existing Letters of Credit”) will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Borrower for all purposes of this Agreement and the other Loan Documents.  The Borrower or any Credit Party may at any time prior to the Maturity Date request the issuance of a standby letter of credit (each a “Letter of Credit”) for its own account or the account of another Credit Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Credit Party deliver or transmit electronically to the applicable Issuing Bank (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the applicable Issuing Bank may specify from time to time by no later than 10:00 a.m. at least four (4) Business Days, or such shorter period as may be agreed to by the applicable Issuing Bank, in advance of the proposed date of issuance.  The Borrower or any Credit Party shall authorize and direct the applicable Issuing Bank to name the Borrower or any Credit Party as the “Applicant” or “Account Party” of each Letter of Credit.  Promptly after receipt of any letter of credit application, the applicable Issuing Bank shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.

2.9.1.1                    Unless the applicable Issuing Bank has received notice from any Lender, the Administrative Agent or any Credit Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, such Issuing Bank or any of such Issuing Bank’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance (or such longer period acceptable to the applicable Issuing Bank), and (B) in no event expire later than the close of business on the date that is five (5) Business Days prior to the Maturity Date unless, in each case, within 90 days of the Maturity Date, such Letters of Credit are cash collateralized or backstopped by a letter of credit, in any event, in a manner reasonably acceptable to the relevant Issuing Bank in an amount equal to at least 105% of the face amount of such Letter of Credit and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $70,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.  Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be (or will be) in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.9.1.2                    Notwithstanding Section 2.9.1.1, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Entity or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Entity with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

2.9.2            Letter of Credit Fees.  The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the applicable Issuing Bank for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit.  All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit.  The Borrower shall also pay to the applicable Issuing Bank for such Issuing Bank’s sole account such Issuing Bank’s then in effect standard and customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3            Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit (including the Existing Letters of Credit) and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.1                    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Bank will promptly notify the Borrower and the Administrative Agent thereof.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse such Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Bank by paying to the Administrative Agent for the account of such Issuing Bank an amount equal to the amount so paid by such Issuing Bank (a) prior to 5:00 p.m. on each date that an amount is paid by such Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) if the Borrower shall have received notice of such payment by such Issuing Bank prior to 11:00 a.m. on such Drawing Date, or (b) if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m. on (i) the Business Day that the Borrower receives such notice, if such Borrower shall have received notice of such payment by such Issuing Bank prior to 11:00 a.m. on such date, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, notwithstanding the amount requirements otherwise set forth in  Section 2.5.1, the Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed with Revolving Credit Loans under the Base Rate Option in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Loans. In the event the Borrower fails to reimburse such Issuing Bank (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by the required times set forth above, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the required payment date, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements.  Any notice given by the Administrative Agent or Issuing Bank pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2                    Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the applicable Issuing Bank an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount.  If any Lender so notified fails to make available to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date.  The Administrative Agent and such Issuing Bank will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or any Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.

2.9.3.3                    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4            Repayment of Participation Advances.

2.9.4.1                    Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Bank of immediately available funds from the Borrower (i) in reimbursement of any payment made by such Issuing Bank under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by such Issuing Bank under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Bank will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Bank the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Bank.

2.9.4.2                    If the Administrative Agent is required at any time to return to any Credit Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Credit Party to the Administrative Agent for the account of any Issuing Bank pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Bank the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5            Documentation.  Each Credit Party agrees to be bound by, in all material respects, the terms of the applicable Issuing Bank’s application and agreement for letters of credit and the Issuing Bank’s written regulations and customary practices relating to letters of credit (in each case, to the extent the Credit Parties have been informed of the terms of such application, agreement, regulation and customary practices), though such interpretation may be different from such Credit Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Bank shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Credit Party’s instructions or those contained in the Letters of Credit issued by it or any modifications, amendments or supplements thereto.

2.9.6            Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7            Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Secured Obligations of the Borrower to reimburse the applicable Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i)            any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Credit Party may have against such Issuing Bank or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)           the failure of any Credit Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii)          any lack of validity or enforceability of any Letter of Credit;

(iv)         any claim of breach of warranty that might be made by any Credit Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Credit Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), such Issuing Bank or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Credit Party or Subsidiaries of a Credit Party and the beneficiary for which any Letter of Credit was procured);

(v)          the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if such Issuing Bank or any of its Affiliates has been notified thereof;

(vi)         payment by such Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)        the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)       any failure by any Issuing Bank or any of its Affiliates to issue any Letter of Credit in the form requested by any Credit Party, unless such Issuing Bank has received written notice from such Credit Party of such failure within three Business Days after the Issuing Bank shall have furnished such Credit Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)         any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party or Subsidiaries of a Credit Party;

(x)          any breach of this Agreement or any other Loan Document by any party thereto;

(xi)         the occurrence or continuance of an Insolvency Proceeding with respect to any Credit Party;

(xii)        the fact that an Event of Default or a Default shall have occurred and be continuing;

(xiii)       the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8            Indemnity.  Without limiting the foregoing, it is expressly agreed that the absolute, unconditional and irrevocable obligation of the Borrower to reimburse or pay the relevant Issuing Bank pursuant to this Agreement will not be excused by ordinary negligence, gross negligence, wrongful conduct or willful misconduct (as finally determined by a court of competent jurisdiction) of such Issuing Bank.  However, neither the foregoing sentence nor any other provision herein shall excuse the relevant Issuing Bank from liability to the Borrower in any independent action or proceeding brought by the Borrower against such Issuing Bank following such reimbursement or payment by the Borrower to the extent of any unavoidable direct damages suffered by the Borrower that are caused directly by such Issuing Bank’s gross negligence or willful misconduct; provided that (i) such Issuing Bank shall be deemed to have acted with due diligence and reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in New York City; and (ii) the Borrower’s aggregate remedies against such Issuing Bank for wrongfully honoring a presentation or wrongfully retaining honored documents Lender in no event exceed the aggregate amount paid by the Borrower to such Issuing Bank with respect to the honored presentation, plus interest.

2.9.9            Liability for Acts and Omissions.  As between any Credit Party and an Issuing Bank, or an Issuing Bank’s Affiliates, such Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank shall not be responsible for any of the following, including any losses or damages to any Credit Party or other Person or property relating therefrom:  (i) the validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Bank or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Credit Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of any Issuing Bank or its Affiliates, as applicable, including any act or omission of any Governmental Entity, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve such Issuing Bank from liability for such Issuing Bank’s or such Issuing Bank’s Affiliate’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (vii) of such sentence.  In no event shall any Issuing Bank or its Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, each Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a

Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on any Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any Issuing Bank or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put any Issuing Bank or its Affiliates under any resulting liability to the Borrower or any Lender.

2.9.10         Issuing Bank Reporting Requirements.  Each Issuing Bank shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the Maturity Date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9.11         Cash Collateralization Prior to the Maturity Date.  If any Letter of Credit has an expiration date which is beyond five (5) Business Days prior to the Maturity Date or will have an expiration date beyond five (5) Business Days prior to the Maturity Date based upon an automatic renewal, then the Borrower shall, on or before the date that is (ninety) 90 calendar days prior to the Maturity Date, deposit and pledge Cash Collateral for each such Letter of Credit in an amount equal to 105% of the face value of such outstanding Letter of Credit.  Such Cash Collateral shall be deposited pursuant to documentation reasonably satisfactory to the Administrative Agent and such Issuing Bank and the Borrower and shall be maintained in blocked deposit accounts at such Issuing Bank.  The Borrower hereby grants to the applicable Issuing Bank a security interest in all Cash Collateral pledged to such Issuing Bank pursuant to this Section or otherwise under this Agreement.  The Cash Collateral related to a particular Letter of Credit shall be released by the applicable Issuing Bank upon (a) the extension of the Maturity Date to a date beyond the date ninety (90) day date referenced above, or the termination or expiration of such Letter of Credit and the reimbursement by the Credit Parties of all amounts drawn thereon and the payment in full of all fees accrued thereon through the date of such expiration or termination and (b) to the extent outstanding undrawn amount of such Letter of Credit decreases.  After the Maturity Date, the Borrower shall pay any and all fees associated with any such Letter of Credit with an expiration date that extends beyond the Maturity Date directly to the applicable Issuing Bank.

2.10    Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)            fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii)           the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii)          if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a)            all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, (y) such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment, and (z) no Default or Event of Default has occurred and is continuing at such time;

(b)            if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the applicable Issuing Bank the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(d)            if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(e)            if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the applicable Issuing Bank (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized;

(iv)         so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swing Loans and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(iii)(a) (and such Defaulting Lender shall not participate therein); and

(v)          any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9.2.5 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) the Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swing Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

3.             [INTENTIONALLY OMITTED]

4.             INTEREST RATES

4.1      Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be automatically converted to the Base Rate Option at the end of the applicable Interest Periods if a Default or Event of Default exists at such time.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1            Revolving Credit Interest Rate Options; Swing Line Interest Rate.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)            Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)           Revolving Credit LIBOR Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.

Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.

4.1.2            Rate Quotations.  The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2      Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

4.2.1            Amount of Borrowing Tranche.  Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and

4.2.2            Renewals.  In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3      Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

4.3.1            Letter of Credit Fees.  In the case of outstanding Letter of Credit Fees not paid when due, at a rate of 2.0% above the rate otherwise applicable to Letter of Credit Fees;

4.3.2            Loan Principal.  In the case of outstanding Loans not paid when due, at a rate 2.0% above the interest rate otherwise applicable to such Loans.

4.3.3            Other Obligations.  Each other obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum; and

4.3.4            Acknowledgment.  The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

4.4      LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1            Unascertainable.  If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)            adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)           a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.2            Illegality; Increased Costs; Deposits Not Available.  If at any time:

(i)            any Lender shall have determined that the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Entity or with any request or directive of any such Governmental Entity (whether or not having the force of Law), or

(ii)           the Required Lenders shall have determined that such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lenders of the establishment or maintenance of any such Loan, or

(iii)          any Lender shall have determined that after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.3            Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lenders, in the case of such notice given by such Lender or the Required Lenders, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender or the Required Lenders shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s or Required Lenders’, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If the Required Lenders or a Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall on the last day of the applicable Interest Period for Loans then under the LIBOR Rate Option, convert such Loans to be Loans under the Base Rate Option.  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.4.4            Successor LIBOR Rate Index.

(i)            If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 4.4.1 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 4.4.1 have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or an Governmental Entity having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (with the prior consent of the Borrower) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as agreed to by the Borrower as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(ii)           The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, as agreed to by the Administrative Agent and the Borrower, for the implementation and administration of the replacement index-based rate.  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.1 [Modifications, Amendments or Waivers]), such amendment shall become effective without any further action or consent of any party (other than the Administrative Agent and the Borrower) to this Agreement at 5:00 p.m. Eastern Time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(iii)          Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(iv)          Until an amendment reflecting a new replacement index in accordance with this Section 4.4.4 is effective, each advance, conversion and renewal of a Loan under the LIBOR Rate Option will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans as to which the LIBOR Rate Option would otherwise apply shall automatically be converted to the Base Rate Option until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v)           Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

4.5      Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have requested an Interest Period of one Month.

5.             PAYMENTS

5.1      Payments.  All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 3:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the

Administrative Agent at the Principal Office for the account of the Swingline Lender with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 3:00 p.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2      Pro Rata Treatment of Lenders.  Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Bank’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement.  Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to the Swingline Lender according to Section 2.6.5 [Borrowings to Repay Swing Loans].

5.3      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of its Secured Obligations or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, such other Secured Obligations, and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Secured Obligations and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)           the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Credit Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

5.4      Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5      Interest Payment Dates.  Interest on Loans shall be due and payable in arrears on each Payment Date.  Interest on the principal amount of each Loan or other monetary obligation hereunder shall be due and payable on demand after such principal amount or other monetary obligation becomes due and payable hereunder (whether on the stated Maturity Date, upon acceleration or otherwise).

5.6      Voluntary Prepayments.

5.6.1            Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w)          the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)           a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(y)           a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z)           the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or the sum of the outstanding Swing Loans, as applicable or (ii) $1,000,000 or an integral multiple of $500,000 in excess thereof.

All prepayment notices shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated in Section 2.4, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.4.  Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies.  Any prepayment under this Section 5.6.1 shall include the interest due on such prepaid principal amount and shall be subject to the Borrower’s Secured Obligation to indemnify the Lenders under Section 5.10 [Indemnity].

5.6.2            Replacement of a Lender.  In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Governmental Entity (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns] (unless otherwise waived by the Administrative Agent);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)         such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that, if Borrower elects to replace a Lender in accordance with this Section 5.6.2 [Replacement of a Lender], the assignee shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption Agreement to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to the Assignment and Assumption Agreement; provided that the failure of any such Lender to execute an Assignment and Assumption Agreement shall not render such assignment invalid, and such assignment shall be recorded in the register maintained by the Administrative Agent so long as  all other requirements for an assignee and an assignment as provided herein have been satisfied.

5.6.3            Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment

5.7      [Intentionally Omitted]

5.8      Increased Costs.

5.8.1            Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charges, liquidity, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank (except any reserve requirement reflected in the LIBOR Rate);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and

(C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any Issuing Bank, or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan under the LIBOR Rate Option or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, or other Recipient, the Borrower will pay to such Lender, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.8.2            Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

5.8.3            Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4            Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the

Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

5.9      Taxes.

5.9.1            Issuing Bank.  For purposes of this Section 5.9, the term “Lender” includes the Issuing Banks and the term “applicable Law” includes FATCA.

5.9.2            Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3            Payment of Other Taxes by the Credit Parties.  Without duplication of any obligation under 5.9.2 or 5.9.4 or otherwise in this Section 5.9, the Credit Parties shall timely pay to the relevant Governmental Entity in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4            Indemnification by the Credit Parties.  Without duplication of any obligation under 5.9.2 or 5.9.3 or otherwise in this Section 5.9, the Credit Parties shall  indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient on account of any obligation of a Credit Party hereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity.  A certificate as to the amount of such payment or liability (that provides a summary calculation of such Indemnified Taxes) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided, however, that the relevant Credit Party shall not be required to indemnify a Recipient pursuant to this Section 5.9 for incremental indemnifiable amounts resulting from the failure of such Recipient to provide such certificate within nine months of the earlier of (x) the date on which the relevant Governmental Entity makes written demand upon the Recipient for payment of such Indemnified taxes and (y) the date on which such Recipient has made payment of such Indemnified Taxes.

5.9.5            Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party is obligated to pay such Taxes under Section 5.9.4 and has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity (it being understood and agreed that, notwithstanding anything herein to the contrary, no Credit Party will be obligated to indemnify or otherwise reimburse or pay such Lender for any payments to the Administrative Agent as required under this Section 5.9.5).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to an Governmental Entity pursuant to this Section 5.9 [Taxes], such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which either the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration or invalidity of any of the certificates or IRS forms described below or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor forms), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           duly completed and executed originals of IRS Form W-8ECI (or any successor forms) establishing that such party is not subject to deduction or withholding of the United States federal income Tax;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms), as applicable; or

(iv)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit

5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax on any payments to such Foreign Lender under the Loan Documents, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.9.8            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund).  Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) in the event that such indemnified party is required to repay such refund to such Governmental Entity.  Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9            Status of Administrative Agent.  The Administrative Agent (in its capacity as Administrative Agent) shall, to the extent it is legally eligible to do so, deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower) two properly completed and duly executed copies of IRS Form W-9.

5.9.10         Cooperation with Borrower.  At Borrower’s request and at Borrower’s cost, each Recipient shall take reasonable steps to cooperate with the Borrower to contest such Recipient’s liability for Taxes if such steps would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient.

5.10    Indemnity.  In addition to the compensation or payments required by Section 5.8 [Increased Costs]or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)            payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or

(ii)           attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments].

If any Lender sustains or incurs any such loss, cost or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss, cost or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11    Settlement Date Procedures.  In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and the Swingline Lender may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates.  The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”).  On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.  The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment].  The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

6.             REPRESENTATIONS AND WARRANTIES

6.1      Representations and Warranties.  Borrower and, as to itself only, each other Credit Party represents and warrants to the Lender Parties that:

6.1.1            Organization; Powers.  Each Consolidated Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

6.1.2            Authorization; Enforceability.  The Loan Documents that have been or are to be entered into by the applicable Credit Party are within its corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company action and, if required, stockholder or member action.  Each Loan Document to which the applicable Credit Party is a party constitutes (or, in the case of any Loan Document entered into after the Effective Date, when executed and delivered by such Person, will constitute) a legal, valid and binding obligation of such Credit Party, in each case enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.1.3            Governmental Approvals; No Conflicts.  The entry into the Loan Documents and the performance of the Loan Financing Transactions contemplated thereunder (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Entity, except (i) such as have been obtained or made and are in full force and effect in all material respects, (ii) filings, consents and notices necessary to perfect or acknowledge, or for the exercise of remedies under, the Transaction Liens and (iii) notices required under the Mining Permits (including to the Bureau of Alcohol, Tobacco and Firearms) and Environmental Permits regarding a change in control solely to the extent required for the exercise of remedies under the Security Documents, which will be given to the applicable Governmental Entity on or prior to the date by which such notices are due, (b) will not violate any charter, by-laws or organizational documents of the Borrower or any other Credit Party, (c) will not violate any applicable law or regulation (including any Environmental Law or Mining Law) or any order of any Governmental Entity (including any Environmental Permit or Mining Permit), (d) will not violate or result in a default under any indenture, lease (including any Mining Lease), agreement or other instrument binding upon the Borrower or any other Consolidated Entity or any of their respective properties, or give rise to a right thereunder to require the Borrower or any other Consolidated Entity to make any payment, except in each case referred to in clause (c) or (d) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien (other than the Transaction Liens) on any property of the Borrower or any of other Consolidated Entity.

6.1.4            Financial Statements; No Material Adverse Change.

6.1.4.1                    The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet as of December 31, 2017 of Holdings and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, reported on by Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm, and (ii) the related consolidated statements of income, stockholders’ equity and cash flows for each of the Fiscal Quarters then ended and for the portion of the Fiscal Year then ended, all certified by Holdings’ chief financial officer.  Such financial statements present fairly, in all material respects, the financial position of Holdings and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

6.1.4.2                    After giving effect to the Transactions, neither Holdings, the Borrower, nor any of their Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual material long term commitments or unrealized losses, except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters. Since December 31, 2017, there has been no Material Adverse Effect.

6.1.5            Properties.

6.1.5.1                    Subject to the Liens expressly permitted by Section 8.2.2, the Borrower and each other Consolidated Entity is the sole owner of, and has good record title to, the Material Real Property described in Schedule 6.1.5(e) as of the Effective Date and is the sole owner of and has good and valid title to, all other real and personal property material to its business, in each case except where the failure to have such title or interest does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Borrower and each other Consolidated Entity owns and has maintained, in all material respects and in accordance with normal coal mining industry practice, all of the machinery, equipment, vehicles, preparation plants or other coal processing facilities, loadouts and other transportation facilities and other tangible personal property now owned or leased by the Borrower and the other Consolidated Entities that is necessary to conduct their business as it is now conducted, except where the failure to do so in the aggregate does not or would not reasonably be expected to have a Material Adverse Effect.  All Material Real Property described in Schedule 6.1.5(e) (other than as a result of a Disposition permitted hereunder) and all other properties and assets comprising the Collateral are free and clear of Liens, other than Liens expressly permitted by Section 8.2.2.

6.1.5.2                    The Borrower and each other Consolidated Entity has complied with all obligations under all leases (including Mining Leases) to which it is a party, except where the failure to comply does not or would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect does not or would not reasonably be expected to have a Material Adverse Effect.  Subject to the Liens expressly permitted by Section 8.2.2, the Borrower and each Consolidated Entity enjoys peaceful and undisturbed possession under all such Mining Leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

6.1.5.3                    Except as set forth on Schedule 6.1.5(c), and except for such claims that do not and would not reasonably be expected to cause a Material Adverse Effect, neither the Borrower nor any other Consolidated Entity has received written or, to the knowledge of the Borrower and the Consolidated Entities, other notice of material claims, which are still outstanding or unresolved, that the Borrower or any other Consolidated Entity has mined any coal that it did not have the right to mine or mined any coal in such a manner as to give rise to any material claims for loss, waste or trespass, and, to the knowledge of the Borrower and each other Consolidated Entity, no facts exist upon which such a claim could be based.

6.1.5.4                    The Borrower and each of other Consolidated Entity owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for use in its business, the use thereof by the Borrower and the other Consolidated Entities does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect.

6.1.5.5                    Schedule 6.1.5(e) sets forth a brief description of each Material Real Property (including Mining Leases), each Flood Structure and any other material

Improvements, and each material Mining Permit owned or controlled by the Borrower or any Credit Party as of the Effective Date and the nature of the Borrower’s or each other Credit Parties’ interest therein, in each case that is material to such Credit Party.

6.1.5.6                    Except as disclosed in Schedule 6.1.6 or by the Borrower in its 2017 10-K or 2018 10-Q, there are no developments affecting any of the Mortgaged Property pending or, to the knowledge of any Credit Party threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Mortgaged Property, other than any such developments that do not and would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.1.5.7                    None of the Borrower and the other Consolidated Entities is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except for Liens permitted under Section 8.2.2 or Section 8.2.5.

6.1.5.8                    With respect to each Mortgaged Property on which significant surface Improvements are located, subject to the Liens expressly permitted by Section 8.2.2, there are no rights or claims of parties in possession, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as do not and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

6.1.5.9                    As of the Effective Date, each of the Borrower and the other Credit Parties has proven or probable reserves of coal in place on Mining Leases for which the Borrower and such other Credit Parties either now have (or are highly confident they will obtain in the ordinary course of business when needed) all Mining Permits, surface use agreements and other ancillary rights, in each case, necessary for the operation of such leases as a Mine at levels consistent with the mining plan provided to the Lenders on or about the Effective Date.

6.1.6            Litigation and Environmental Matters.

6.1.6.1                    Except as set forth in the Disclosed Matters or, with respect to Section 6.1.6.1 only, as disclosed in the 2017 10-K or 2018 10-Q:

(i)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Entity pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Consolidated Entity as to which there is a reasonable likelihood of adverse determinations that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(ii)           Neither the Borrower nor any other Consolidated Entity has been notified in writing, or, to the knowledge of the Borrower and each other Credit Party, otherwise notified, by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended, or any comparable state statute that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive any Mining Permit should be revoked, i.e., “permit blocked”; in each case, except as would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render the Borrower or any other Consolidated Entity ineligible to receive surface mining permits.

6.1.6.2                    Except for noncompliance, Environmental Liability or claims that do not and would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Credit Party and no Material Real Property now or previously owned, leased or operated by any such entity (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) is subject to any Environmental Liability (other than Environmental Liabilities for reclamation obligations for which adequate reserves have been made on the financial statements of the Borrower and the other Credit Parties in accordance with GAAP or for which no reserves are so required), or (iii) has received written notice of any claim with respect to any Environmental Liability.

6.1.7            Compliance with Laws and Agreements.  The Borrower and each other Credit Party is in compliance with all applicable laws, regulations and orders (including any zoning, ordinance, code or approval, Mining Law, or Mining Permit), excluding any Environmental Law (it being understood that Environmental Law is covered in Section 6.1.6), of any Governmental Entity, in each case applicable to it or its property, and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect.

6.1.8            Investment Company Status; Regulatory Restrictions on Borrowing. Neither the Borrower nor any other Consolidated Entity, nor any of their Subsidiaries, is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  Neither the Borrower nor any other Consolidated Entity is subject to regulation under any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Entity (other than Regulations G, U and X of the Federal Reserve Board) which limits its ability to incur any Debt under this Agreement or any promissory note.

6.1.9            Taxes.  The Borrower and each other Consolidated Entity has timely filed or caused to be filed all Tax returns and reports required to have been filed by it on or prior to the time when the same have become due and has paid or caused to be paid on or prior to the time when the same have become due, all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or relevant Consolidated Entity has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) to the extent that failures to do so, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect.

6.1.10         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  There exists no Unfunded Pension Liability with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

6.1.11         Disclosure.  Except as disclosed in the 2017 10-K or 2018 10-Q, or otherwise pursuant to the Loan Documents, as of the Effective Date the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any other Consolidated Entity and their Subsidiaries is subject that are known to Borrower, and all other matters known to any of them, that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No written reports, financial statements, certificates or other information furnished by or on behalf of any Consolidated Entity to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when made and in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

6.1.12         Subsidiaries.  Schedule 6.1.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date.  All of the Borrower’s Subsidiaries that are Guarantors are, and will at all times be, fully consolidated in its consolidated financial statements.

6.1.13         Insurance.  As of the Effective Date, all premiums in respect of insurance required to be maintained by the Borrower, the other Consolidated Entities and their Subsidiaries under Section 8.1.5 have, to the extent then required to be paid, been paid.  All insurance required to be maintained by the Borrower, the other Consolidated Entities and their Subsidiaries under Section 8.1.5 is in effect.  No Mortgage encumbers a Flood Structure that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance has been obtained in accordance with Section 8.1.5(iii).

6.1.14         Labor Matters.  As of the Effective Date, except as otherwise disclosed in the 2017 10-K or 2018 10-Q, there are no strikes, lockouts or slowdowns against the Borrower or any other Consolidated Entity pending or, to the knowledge of the Borrower or any other Consolidated Entity, threatened.  The hours worked by and payments made to employees of the Borrower and each other Consolidated Entity have not violated the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.  All payments due from the Borrower or any other Consolidated Entity, or for which any claim may be made against the Borrower or any other Consolidated Entity, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such other Consolidated Entity, except where the failure to make such payment would not reasonably be expected to cause a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which the Borrower or any other Consolidated Entity is bound.

6.1.15         Solvency.  Immediately after the Transactions to occur on the Effective Date are consummated, the Consolidated Entities, on a consolidated basis, will be Solvent.

6.1.16         Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely in accordance with Section 8.1.9.

6.1.17         Guarantors.  On the Effective Date, the Guarantors (other than Holdings) identified on the signature pages hereto constitute all of the Subsidiaries required to be Guarantors in accordance with the terms of this Agreement, including Section 8.1.10.

6.1.18         Anti-Terrorism Laws.

(i)            No Covered Entity is a Sanctioned Person, and

(ii)           no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law, in each case, however, with respect to any Covered Entity that is not a Borrower, a Guarantor or a Subsidiary, to the Borrower’s knowledge.

6.1.19         Margin Stock.  None of Holdings, the Borrower, or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” (as such term is defined in Regulation U of the Federal Reserve Board).

6.1.20         EEA Financial Institution.  Neither the Borrower, Holdings, nor any of their Subsidiaries are an EEA Financial Institution.

7.             CONDITIONS

7.1      Effectiveness.  This Agreement shall become effective as of the Effective Date upon the satisfaction of the following conditions:

7.1.1            Deliveries.  On or prior to the Effective Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)            A certificate of Holdings signed by an Authorized Officer, dated the Effective Date stating that (y) all representations and warranties of the Credit Parties set forth in this Agreement are true and correct in all material respects, and (z) no Event of Default or Default exists;

(ii)           A certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary of Holdings, certifying as appropriate as to: (a) all action taken by each Credit Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of the organizational documents of the Credit Parties as in effect on the Effective Date together with certificates dated as of a recent date from the appropriate state officials as to the continued existence and good standing of each Credit Party in each state where organized;

(iii)          A certificate dated the Effective Date and signed by a Financial Officer of Holdings, certifying as to the Solvency of the Consolidated Entities, on a consolidated basis, after giving effect to the Transactions (it being agreed that such certificate substantively in the form attached to the Existing Credit Agreement is acceptable to the Administrative Agent);

(iv)         This Agreement and amendments to the Security Agreement and amendments to Mortgages, each signed by an Authorized Officer of the Credit Parties party hereto and thereto, as applicable;

(v)          A customary written opinion of (A) Bracewell LLP, as special counsel for the Credit Parties, dated the Effective Date, and (B) Davis Wright Tremaine LLP, as local counsel for the Credit Parties as to corporate matters in the State of Oregon;

(vi)         Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto naming the Administrative Agent as additional insured, mortgagee and lender loss payee, and evidence that the Credit Parties have taken all actions required under the Flood Insurance Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each Flood Structure that will be subject to a mortgage in favor of the Administrative Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such Flood Structure becoming collateral;

(vii)        A duly completed Compliance Certificate as of the last day of the Fiscal Quarter of Borrower most recently ended prior to the Effective Date for which a 10-K or 10-Q has been filed with the SEC, signed by a Financial Officer of Holdings;

(viii)       Lien searches with respect to each Credit Party in the jurisdiction of its formation reflecting no Liens other than those permitted hereunder;

(ix)         Acceptable valuation report of the Credit Parties’ and their Subsidiaries’ assets; and

(x)          Execution of an amendment or an amendment and restatement of the existing Permitted Receivables Financing reflecting an expiration date thereof that is not earlier than April 1, 2021.

7.1.2            Payment of Fees.  The Borrower shall have paid all fees and expenses of the Administrative Agent payable on or before the Effective Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

7.2      Each Loan or Letter of Credit.  At the time of making any Loans (but not including, for the avoidance of doubt, when a Loan is converted, continued or renewed under an Interest Rate Option) or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Credit Parties shall then be true and correct in all material respects (except to the extent made as of an earlier date, in which case, they shall be true and correct in all material respects as of such earlier date),

(ii) no Event of Default or Default shall have occurred and be continuing, and (iii) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the applicable Issuing Bank an application for a Letter of Credit, as the case may be.

8.             COVENANTS

8.1      Affirmative Covenants.

8.1.1       Existence; Conduct of Business.  The Consolidated Entities will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its (i) legal existence and (ii) the rights, licenses, qualifications, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.2.3 or sale, transfer, lease or other disposal of property permitted under Section 8.2.5.

8.1.2            Payment of Obligations.  The Consolidated Entities will pay its own Debt and other obligations, including its own Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or relevant Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

8.1.3            Maintenance of Real Property.  The Consolidated Entities will maintain in good standing all of the Mining Leases and other agreements related to Real Property and will promptly perform all material obligations thereunder, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that nothing in the foregoing shall be deemed to preclude termination of the Mining Lease upon expiration or termination of its term after completion of mining.

8.1.4            Maintenance of Personal Property.  The Consolidated Entities will maintain all material personal property necessary to the conduct of its business in good working order and condition in accordance with the standards of a good operator in the open pit coal mining business, ordinary wear and tear excepted and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

8.1.5            Insurance.(i)     The Consolidated Entities and their Subsidiaries will maintain with financially sound and reputable insurance companies selected by the Borrower and that are not Affiliates of the Borrower, insurance with respect to its properties and business against risks (including in any event fire and extended coverage insurance, commercial general liability insurance and business interruption insurance) of the kinds customarily insured against by Persons engaged in the same or similar business or required by law, of such types and in such amounts, including with respect to self-insurance deductible levels, as are customarily carried under similar circumstances by such other Persons.

(ii)           Fire and extended coverage policies (and any policies required to be maintained pursuant to subsection (a) of this Section) maintained with respect to any Collateral shall be endorsed or otherwise amended (subject to the provisions of Schedule 8.1.15 to include (i) a non-contributing mortgagee clause (regarding Improvements) and lenders’ loss payable clause (regarding personal property), in each case in favor of the Administrative Agent and providing for losses thereunder to be payable to the Administrative Agent or its designee as sole loss payee, and (ii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties.  Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured (subject to the provisions of Schedule 8.1.15).  Each such policy referred to in this subsection also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon at least 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon at least 30 days’ prior written notice thereof by the insurer to the Administrative Agent.  The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, evidence of renewal of such policy.  For the avoidance of doubt, unless an Event of Default has occurred and is continuing, payments made in respect of property to the Administrative Agent as loss payee under each policy referred to in this subsection shall be made available as soon as reasonably practicable to the Borrower to repair or replace such damaged property.

(iii)          With respect to each Mortgaged Property, the Borrower shall, or shall cause the applicable Credit Party to, obtain flood insurance in such total amount as required under applicable law, and shall deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and each Lender, including, without limitation, evidence of annual renewals of such insurance, if at any time the area in which any Flood Structures located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in Flood Insurance Laws.

8.1.6            Casualty and Condemnation.  The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any loss or other insured damage to any material portion of the Collateral (which, for the avoidance of doubt, shall not include the conduct of mining operations in the ordinary course) or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, in each case to the extent that such action would reasonably be expected to result in a Material Adverse Effect.

8.1.7            Proper Records; Rights to Inspect and Appraise.  The Consolidated Entities will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities in accordance with GAAP. The Borrower and each Restricted Subsidiary will permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, so long as no Event of Default has occurred and is continuing, such inspections shall be limited to two (2) per year.

8.1.8            Compliance with Laws.  The Consolidated Entities will comply with all laws, rules, regulations and orders of any Governmental Entity applicable to it or its property (owned or leased) and all Environmental Laws, Mining Laws and all Environmental Permits and Mining Permits, except where failures to do so, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect.

8.1.9            Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used to fund ongoing working capital, capital expenditures and other general corporate purposes including, but not limited to, (i) repaying the Existing Credit Agreement, (ii) liability management, (iii) Acquisitions permitted by this Agreement, (iv) payment of transaction fees, costs and expenses, (v) investments, (vi) satisfying lease obligations and (vii) any other purpose not prohibited by the terms of the Loan Documents.

8.1.10         Additional Subsidiaries.  Subject to Section 1.4, if any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date, the Borrower will, within three Business Days after such Subsidiary is formed or acquired (or such later date acceptable to the Administrative Agent in its sole discretion), notify the Administrative Agent and the Lenders thereof and, cause any Equity Interest in or Debt of such Subsidiary owned by or on behalf of any Credit Party to be added to the Collateral.  If such Subsidiary is or subsequently becomes a Wholly-Owned Restricted Subsidiary that is not an Excluded Subsidiary and is not prohibited by applicable law or regulation from guaranteeing the Borrower’s obligations hereunder, the Borrower shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (x) as it relates to any Material Real Property, within 90 days after such event and (y) otherwise, within 30 days after such event (or, in each case, such later date as the Administrative Agent in its sole discretion may otherwise agree). Notwithstanding the foregoing, if such Subsidiary holds no assets whatsoever, the Borrower and such Subsidiary shall not be required to comply with the obligations of this Section 8.1.10 (and the time periods specified above shall not commence to run) until the date on which such Subsidiary acquires assets sufficient in amount to not otherwise qualify as an Excluded Subsidiary (other than a Subsidiary that is an Excluded Subsidiary pursuant to clauses (i) and (iv) of the definition of “Excluded Subsidiary”).  For the avoidance of doubt, the requirements set forth in this Section 8.1.10 are subject to the limitations set forth in the Collateral and Guarantee Requirements and in Section 1.4.

8.1.11         Further Assurances.

(i)            The Credit Parties will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request or require, to cause the Collateral and Guarantee Requirement and the requirements of Section 8.1.10 to be and remain satisfied (subject, to the extent applicable, to the time periods provided for in Section 8.1.10 and Section 8.1.11(ii) for the type of Collateral referred to therein), all at the Borrower’s expense.  The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents subject to the limitations set forth herein or in such Security Document.

(ii)           Subject to Section 1.4, if any Material Real Property is acquired by the Borrower or any Guarantor after the Effective Date (other than assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent or the Required Lenders, will, within 90 days after the acquisition thereof cause such Material Real Property to be subjected to a Transaction Lien securing the Secured Obligations and will take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect (to the extent possible) or record such Transaction Lien, including actions described in (a), all at the Borrower’s expense, provided that no Credit Party shall be required to take such actions under this clause (b) with respect to any newly acquired assets that it would not have been required to take hereunder or under the Security Documents with respect to assets owned or held by Credit Parties as of the Effective Date.

(iii)          Notwithstanding anything herein or in any other Security Document or Loan Document to the contrary, (i) no Credit Party shall be required to grant a Lien in its applicable Excluded Asset, (ii) no Credit Party shall be required to take any action to perfect a Lien in any Excluded Perfection Collateral, and (iii) no foreign law Security Document shall be required, including with respect to any foreign intellectual property.

(iv)         For the avoidance of doubt, the requirements set forth in this Section 8.1.11 are subject to the limitations set forth in the Collateral and Guarantee Requirements and in Section 1.4.

8.1.12         Preparation of Environmental Reports.  In addition to any other rights hereunder, not more often than once per Permit Area established after the Effective Date during the term of this Agreement (or more frequently during the continuance of an Event of Default), at the reasonable request of the Administrative Agent, the Borrower will provide to the Lenders within 90 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report summarizing any material Environmental Liabilities for any of its Material Real Properties described in such request, prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent (or for so long as no Event of

Default has occurred and is continuing, an internally prepared environmental report consistent with the Borrower’s policies and procedures on environmental reports), in each case showing compliance with, or the Borrower’s or applicable Subsidiary’s plan to achieve compliance with, Environmental Laws subject to ordinary course normal practices and procedures of the coal mining industry with respect to such Environmental Liabilities or matters.

8.1.13         Operation of Mines.  The Credit Parties will, and shall cause each of their Restricted Subsidiaries to, operate their mines in all material respects in accordance with sound coal mining practices and Mining Laws and Mining Permits, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

8.1.14         Maintenance of Material Contracts.  The Credit Parties will, and will cause each of their Restricted Subsidiaries to, comply with the provisions of and to maintain in full force and effect all material licenses, material permits, and material coal purchase and supply contracts to which any such Person is a party, except where the failure to so maintain in full force and effect a material license, material permit or a material contract would not be reasonably expected to result in a Material Adverse Effect.

8.1.15         Post-Closing Actions.  Holdings shall, or shall cause the applicable Credit Party to, complete the actions listed on Schedule 8.1.15 within the time period set forth in such Schedule 8.1.15 or by such later date as the Administrative Agent (in its sole discretion) may otherwise agree.

8.1.16         Swap Obligations.

Subject to Section 1.4, each Qualified ECP Credit Party that is a Credit Party jointly and severally (together with each other Qualified ECP Credit Party that is a Credit Party) hereby absolutely unconditionally and irrevocably (i) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (ii) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Credit Party that is a Credit Party shall only be liable under this Section 8.1.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.16, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Credit Party that is Credit Party under this Section 8.1.16 shall remain in full force and effect until payment in full of the Secured Obligations and termination of this Agreement and the other Loan Documents.  Each Qualified ECP Credit Party that is Credit Party intends that this Section 8.1.16 constitute, and this Section 8.1.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

8.1.17         Anti-Terrorism Laws; International Trade Compliance.  (a) No Covered Entity will become a Sanctioned Person, (b) no Credit Party and no Subsidiary of any Credit

Party, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the proceeds of any Loan or Letter of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Secured Obligations will not be derived from any activity in violation of any Anti-Terrorism Law, (d) each Credit Party and each Subsidiary of any Credit Party shall comply with all Anti-Terrorism Laws, and (e) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.  Each Credit Party shall provide to the Administrative Agent all information and documentation reasonably requested by the Administrative Agent or any Lender (acting through the Administrative Agent) for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act or other applicable anti-money laundering laws.

8.1.18         Maintenance of DACA Deposit Accounts.  At all times, all Credit Parties shall (i) establish and maintain all of its deposit accounts (other than Excluded Accounts and subject to the terms in the following sentence) with the institution that is either the Administrative Agent or another Lender so long as such institution is a depository bank, subject to executed deposit account control agreements in favor of the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, such other Lender, and (ii) maintain all of its securities accounts (other than Excluded Accounts and subject to the terms in the following sentence) subject to executed securities account control agreements in favor of the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent. With respect to each deposit account and each securities account that a Credit Party establishes after the Effective Date (other than an Excluded Account or an account with the Administrative Agent and its successors and assigns), the Credit Party shall cause such new account to be subject to executed control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, such other Lender within the sooner of (i) 30 days after the date such account is established or (ii) such time as such account has any securities, cash or Cash Equivalents deposited therein. All deposit and securities accounts of the Credit Parties subject to control agreements in favor of the Administrative Agent shall secure the Secured Obligations and all such deposit and securities accounts held by any Lender shall be subject to Section 9.2.3.

8.2      Negative Covenants.

8.2.1       Debt; Certain Equity Securities.  No Consolidated Entity will create, incur, assume or permit to exist any Debt (including Acquired Debt), and no Restricted Subsidiary shall issue any preferred stock, except:

(i)            Debt created under the Loan Documents;

(ii)           (x) Senior Unsecured Notes and (y) other unsecured Debt; provided that, as to such other unsecured Debt under this clause (y), immediately prior to and after giving effect to the incurrence, creation or assumption of such other Senior Unsecured Notes and/or unsecured Debt, the Credit Parties are in compliance with the Financial Covenants on a Pro Forma Basis as of the most recent Fiscal Quarter end for which the financial information required under Section 8.3.1(i) or Section 8.3.1(ii) has been delivered to the Administrative Agent;

(iii)          Second Lien Senior Secured Notes in an aggregate principal amount not to exceed, at any time, $350,000,000 and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof in excess of $350,000,000, except in the amount of reasonable fees incurred in connection with any such replacement of Debt or result in an earlier maturity date or decreased weighted average life thereof, provided, that, as to the any Second Lien Senior Secured Notes incurred after the Effective Date and extensions, renewals and replacements of Second Lien Senior Secured Notes effected after the Effective Date, (A) no Event of Default or Default shall have occurred and be continuing at the time of issuance or result therefrom, (B) such Debt has a maturity date at least 180 days beyond the Maturity Date; (C) such Debt has covenants that are no more restrictive, unless satisfactory to the Administrative Agent and the Borrower, than those contained in this Agreement (as in effect at the time of such issuance or incurrence) provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Second Lien Senior Secured Notes or extensions, renewals and replacements thereof, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); (D) such Debt has no scheduled amortization of principal; (E) the interest rate (including original issue discounts and/or any default rates) thereon is no greater than 13% per annum; (F) the Persons obligated on, and collateral securing, such Debt shall not be more expansive in any manner than that supporting the Secured Obligations, and (F) immediately prior to and after giving effect to the incurrence, creation or assumption of such Debt, the Credit Parties can demonstrate compliance with the Financial Covenants on a Pro Forma Basis as of the most recent Fiscal Quarter end for which the financial information required under Section 8.3.1(i) or Section 8.3.1(ii) has been delivered to the Administrative Agent;

(iv)         Debt existing on the Effective Date and listed in Schedule 8.2.1 and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof except in the amount of reasonable fees incurred in connection with any such replacement of Debt or result in an earlier maturity date or decreased weighted average life thereof;

(v)          Debt of the Credit Parties or any Restricted Subsidiary to the Credit Parties or any Restricted Subsidiary and Debt of any Subsidiary to the Credit Parties or any Restricted Subsidiary; provided that (x) Debt owed by any Restricted Subsidiary that is not a Credit Party to the Borrower or any Guarantor shall be subject to Section 8.2.4 and (y) Debt owed by a Credit Party to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Secured Obligations on customary terms and conditions reasonably satisfactory to the Administrative Agent;

(vi)         Guarantees by the Credit Parties or any Restricted Subsidiary of Debt of the Credit Parties or any Restricted Subsidiary and Guarantees by any Subsidiary of Debt of the Credit Parties or any Restricted Subsidiary; provided that Guarantees by the Borrower or any Guarantor of Debt of any Subsidiary that is not a Credit Party shall be subject to Section 8.2.4;

(vii)        Guarantees by the Credit Parties or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of Holdings by any such person in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(viii)       (A) Debt of any Consolidated Entity in existence on the date any Person becomes a Restricted Subsidiary as a result of an Acquisition or other acquisition by the Borrower and its other Restricted Subsidiaries, (B) Debt of the Credit Parties or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof and (C) unsecured Debt of the Credit Parties or any Restricted Subsidiary (including unsecured Debt of any Person that becomes a Restricted Subsidiary after the Effective Date); and extension, renewals and replacements of any such Debt under sub-clauses (A), (B) and (C) of this clause (viii) that do not result in an earlier maturity date or decreased weighted average life thereof; provided that the aggregate principal amount of Debt outstanding at any time and permitted by this clause (viii) shall not exceed $5,000,000;

(ix)         Debt in connection with Permitted Receivables Financings, provided that the aggregate principal amount of all Debt at any time outstanding pursuant to such Permitted Receivables Financings shall not exceed the greater of $100,000,000 and 5% of Consolidated Net Tangible Assets determined at such date;

(x)          The issuance of preferred equity in any of the Credit Parties; provided that, to the extent such equity is issued to a Person that is not a Credit Party or such equity is issued to a Credit Party and subsequently transferred to a Person that is not a Credit Party, (A) immediately prior to and after giving effect to such issuance or transfer, the Credit Parties can demonstrate compliance with the Financial Covenants on a Pro Forma Basis as of the most recent Fiscal Quarter end for which the financial information required under Section 8.3.1(i) or Section 8.3.1(ii) has been delivered to the Administrative Agent, and (B) the terms and conditions of any such issuance have been fully disclosed and satisfactory to the Administrative Agent;

(xi)         Debt under trade-related letters of credit obtained in the ordinary course;

(xii)        Debt under any Permitted Hedging Agreement;

(xiii)       endorsements of instruments for collection in the ordinary course;

(xiv)       performance bonds, surety bonds, statutory obligations, regulatory obligations or with respect to workers’ compensation claims, and other  bonds or obligations of like nature in each case incurred in the ordinary course of business, and reimbursement obligations of such bonds or obligations in this clause (xiv);

(xv)        customary cash management, cash pooling or netting or setting off arrangements, each incurred in the ordinary course of business;

(xvi)       contingent earnout obligations under purchase agreements not yet then due;

(xvii)      Debt to finance Acquisition, construction, or improvement of assets, Capital Lease Obligations, mortgage financings, industrial revenue bonds or purchase money Debt or synthetic obligations in an amount not to exceed outstanding at any time $15,000,000; and

(xviii)     Guarantees of Debt otherwise permitted under this Section 8.2.1.

8.2.2            Liens.  No Consolidated Entity will create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell accounts receivable or rights in respect thereof, except:

(i)            Transaction Liens;

(ii)           Permitted Liens;

(iii)          Liens securing Second Lien Senior Secured Notes permitted by Section 8.2.1(iii);

(iv)         any Lien on any property of any Consolidated Entity existing on the Effective Date and listed in Schedule 8.2.2 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured, and any modifications, replacements, renewals, extensions or refinancings thereof permitted hereunder;

(v)          Liens on assets acquired, constructed or improved by any Consolidated Entity (including, for the avoidance of doubt, Liens existing on assets or entities at the time of their acquisition); provided that (A) the Debt secured by such Liens is permitted by subclauses (A) or (B) of Section 8.2.1(viii), and (B) such Liens will not apply to any other property of any Credit Party or any Restricted Subsidiary, and any extension, renewal or replacements thereof;

(vi)         Liens on accounts receivable and related property pursuant to any Permitted Receivables Financing;

(vii)        Liens securing trade-related letters of credit permitted by Section 8.2.1(xi);

(viii)       [Intentionally Deleted];

(ix)         Liens securing Debt under any Permitted Hedging Agreement permitted by Section 8.2.1(xii);

(x)          Liens securing performance bonds, surety bonds, statutory obligations, regulatory obligations or with respect to workers’ compensation claims, and other bonds or obligations of like nature permitted by Section 8.2.1(xiv);

(xi)         Lien securing Debt to finance Acquisition, construction, or Improvement of assets, Capital Lease Obligations, mortgage financings, industrial revenue bonds or purchase money Debt or synthetic obligations permitted by Section 8.2.1(xvii), so long as such Liens attach only to the property that is subject to such financing transaction and any accessions thereto or proceeds thereof and related property;

(xii)        any Lien granted in favor of any Issuing Bank pursuant to the terms under this Agreement;

(xiii)       Liens in favor of a banking institution arising by operation of law or any contract, encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(xiv)       Liens not permitted by the foregoing clauses of this Section 8.2.2 securing other obligations in an aggregate amount outstanding or, if less in each case, on assets with an aggregate fair market value (determined immediately prior to the incurrence of such Lien), that together do not exceed the greater of $10,000,000; or

(xv)        precautionary Lien filings regarding operating leases.

8.2.3            Fundamental Changes.  No Consolidated Entity will merge or amalgamate into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge or amalgamate into or consolidate with it, except that, (i) any Restricted Subsidiary may merge, amalgamate or consolidate into or with any Credit Party or any Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor, (ii) any Subsidiary may merge, amalgamate or consolidate into or with the Borrower in a transaction in which the Borrower is the surviving entity, (iii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (and the Borrower shall be in compliance with Section 8.2.11 [Minimum Liquidity] immediately after giving effect thereto), any Excluded Subsidiary may merge, amalgamate or consolidate into or with a Restricted Subsidiary in which the surviving entity is a Restricted Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor, (iv) any Excluded Subsidiary (other than a Subsidiary that is an Excluded Subsidiary pursuant to clauses (iii) and (iv) of the definition of “Excluded Subsidiary”) may merge, amalgamate or consolidate into or with any Excluded Subsidiary (other than a Subsidiary that is an Excluded Subsidiary pursuant to clauses (iii) and (iv) of the definition of “Excluded Subsidiary”), (v) any Subsidiary (except a Guarantor) may liquidate or dissolve if the Borrower reasonably determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (vi) the Borrower may merge or consolidate into or with Holdings in a transaction in which the Borrower or Holdings is the surviving entity, and if Holdings is the surviving entity, Holdings must expressly assume the obligations of the Borrower hereunder, and (vii) any of Holdings, the Borrowers or their respective subsidiaries may enter into a merger, consolidation or amalgamation to give effect to any transaction permitted pursuant to Section 8.2.4 [Investments] or Section 8.2.5 [Asset Sales] hereof.  The Credit Parties shall not, and shall not permit any of their Restricted Subsidiaries to, engage in any business other than Permitted Businesses, and at all times the Credit Parties and their Restricted Subsidiaries, determined as a whole, shall be principally engaged in Permitted Businesses.

8.2.4            Investments.  No Consolidated Entity will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Restricted Subsidiary before such merger) any Investment except:

(i)            Cash and Cash Equivalents;

(ii)           Investments existing on the Effective Date and listed on Schedule 8.2.4;

(iii)          (A) Investments by the Credit Parties and their Restricted Subsidiaries in Credit Parties (in each case, including immediately after giving effect to and as a result of such Investment) and (B) Investments in Persons other than Credit Parties; provided that, as to such Investments in Persons other than Credit Parties:

(a)            such Investments must be an Acquisition;

(b)            immediately before and immediately after any such Acquisition, no Event of Default shall have occurred and be continuing;

(c)            any Person or other property acquired in such Acquisition is in a Permitted Business; and

(d)            the aggregate amount of all Investments constituting Acquisitions does not exceed $15,000,000 after the Effective Date;

(iv)         Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(v)          Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations are permitted under this Agreement;

(vi)         Investments in the Equity Interests of Holdings in connection with certain purchases or redemptions of Equity Interests held by officers, directors and employees or any Plan in an aggregate amount not to exceed $5,000,000 per annum when combined with any purchases or redemptions of Equity Interests of Holdings or Borrower permitted by Section 8.2.7(ii);

(vii)        loans and advances to current or former officers, managers, directors, employees or consultants of any Credit Party or any Restricted Subsidiary in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(viii)       Investments arising as a result of Permitted Receivables Financings;

(ix)         Hedging Agreements permitted by Section 8.2.6;

(x)          Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

(xi)         Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(xii)        additional Investments necessary for the conduct of the U.S. Borrower’s business in the ordinary course for each of Wyoming Quality Healthcare Coalition, Venture Fuels, and each other Person identified on Schedule 8.2.4 (xii)  in an aggregate amount not to exceed $20,000,000 in the aggregate after the Effective Date;

(xiii)       Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of Specified Coal Agreements or under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(xiv)       Investments to the extent they constitute the incurrence of Debt permitted under Section 8.2.1;

(xv)        capital expenditures;

(xvi)       Investments in the form of mergers, consolidations, amalgamations, liquidations or dissolutions to the extent permitted under Section 8.2.3;

(xvii)      Investments in negotiable instruments deposited for collection and endorsements of negotiable instruments and documents;

(xviii)     deposits of cash and Cash Equivalents to secure performance or other services and prepaid expenses or other prepaid obligations, in any event, made in the ordinary course of business;

(xix)       Investments assumed in connection with an Acquisition permitted hereunder to the extent such Investments were not made in contemplation of such Acquisition; and

(xx)        other Investments not permitted by the foregoing clauses of this Section 8.2.4 in an aggregate amount not to exceed $5,000,000 after the Effective Date so long as prior to and after giving effect to any such Investment, no Event of Default or Default shall have occurred and be continuing.

8.2.5            Asset Sales.  No Consolidated Entity will sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Restricted Subsidiary issue any additional Equity Interest in such Restricted Subsidiary other than to a Credit Party, except:

(i)            sales of inventory, used, obsolete or surplus equipment or reserves, dispositions related to the burn-off of mines and cash and Cash Equivalents in the ordinary course of business and dispositions of surface rights and termination of Mining Leases after the completion of mining and reclamation, and termination or abandonment of water rights no longer needed for mining;

(ii)           sales, transfers and other dispositions to a Credit Party or a Restricted Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Credit Party shall comply with Section 8.2.8 [Transactions with Affiliates;

(iii)          abandonment, leases, subleases, licenses, sublicenses and cross-licenses of intellectual property in the ordinary course, and of other personal property that do not involve a substantial and prolonged interruption or disruption of business activities, taken as a whole;

(iv)         Dispositions of assets by virtue of an asset exchange or swap with a third party in any transaction (w) with an aggregate fair market value less than or equal to $12,500,000, (x) involving a coal-for-coal swap, (y) to the extent that an exchange is for fair market value and for credit against the purchase price of similar replacement property or (z) consisting of a coal swap involving any Real Property;

(v)          exchanges and relocation of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business;

(vi)         the sale or other Disposition of Receivables and related property by any Credit Party or any Restricted Subsidiary to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

(vii)        Dispositions not permitted by the foregoing or following clauses of this Section 8.2.5 with an aggregate fair market value not exceeding $10,000,000 in any Fiscal Year, provided that any Disposition or series of related Dispositions made pursuant to this clause (vii) of assets or property with an aggregate fair market value in excess of $7,500,000 shall be made for fair value and for consideration comprising at least 75% cash and Cash Equivalents;

(viii)       involuntary loss, damage, or destruction of assets (including by condemnation, seizure, taking, confiscation, requisition or transfer in lieu);

(ix)         Dispositions required under law;

(x)          Dispositions in the form of mergers, consolidations, amalgamations, liquidations or dissolutions to the extent permitted under Section 8.2.3;

(xi)         Dispositions in the form of Restricted Payments to the extent permitted under Section 8.2.7;

(xii)        termination of a Hedging Agreement;

(xiii)       Dispositions of joint ventures and of subsidiaries who do not own any material assets other than the Equity Interest of a joint venture;

(xiv)       Dispositions the proceeds of which are either reinvested in acquisition of assets with comparable value or acquisition of replacement assets within 180 days; provided that any Disposition made pursuant to this clause (n) shall be made for fair value and in return for at least 75% cash or Cash Equivalents; and

(xv)        Dispositions of Receivables in connection with the collection or compromise thereof.

8.2.6            Hedging Agreements.  No Consolidated Entity, nor any Subsidiary will enter into or be an obligor with respect to any Hedging Agreement except Permitted Hedging Agreements.

8.2.7            Restricted Payments.  No Consolidated Entity, nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(i)            Holdings may pay dividends on Holdings’ common stock or repurchase Holdings’ common stock, in an aggregate amount for all such dividends or repurchases under this clause (i) in any year not to exceed the product of (x) 2.5%, (y) the average price of Holdings’ common stock over the immediately prior calendar year preceding such dividend payment or repurchase date (adjusted appropriately to reflect subsequent stock splits, subdivisions and reclassifications) and (z) the number of shares outstanding of Holdings’ common stock on the last Business Day of such immediately prior calendar year, provided that (A) no Event of Default or Default shall have occurred and be continuing as a result therefrom, (B) before and after giving effect thereto, the Total Net Leverage Ratio on a Pro Forma Basis as of the most recent Fiscal Quarter end for which the financial information required under Section 8.3.1(i) or Section 8.3.1(ii) has been delivered to the Administrative Agent shall be less than or equal to 2.00 to 1.00, and (C) the Credit Parties can demonstrate compliance with the Financial Covenants on a Pro Forma Basis as of the most recent Fiscal Quarter end for which the financial information required under Section 8.3.1(i) or Section 8.3.1(ii) has been delivered to the Administrative Agent;

(ii)           any Credit Party and any Subsidiary may redeem, repurchase or otherwise acquire or retire its Equity Interests from current or former officers, managers, directors, employees or consultants (or their respective estates or immediate family members) of Holdings, the Borrower or any Subsidiary in an aggregate amount not to exceed $2,500,000 per annum when combined with any investments in the Equity Interests of Holdings permitted by Section 8.2.4(vi); provided that no Event of Default or Default shall have occurred and be continuing as a result therefrom;

(iii)          any Credit Party and any Subsidiary may make the 2019 LTIP Payment; provided, however, that to the extent that any such 2019 LTIP Payment exceeds the 2019 LTIP Payment Threshold, such excess amount is permitted only to the extent that, after giving effect to such excess amount, the Credit Parties can demonstrate compliance with the Financial Covenants on a Pro Forma Basis as of the most recent Fiscal Quarter end for which the financial information required under Section 8.3.1(i) or Section 8.3.1(ii) has been delivered to the Administrative Agent;

(iv)         each Credit Party and each Subsidiary may declare and  make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(v)          each Credit Party may make Restricted Payments to any other Credit Party; and

(vi)         the Borrower may make other payments or distributions to Holdings pursuant to that certain Management Services Agreement dated as of November 19, 2009 between the Borrower and Holdings.

8.2.8            Transactions with Affiliates.  No Consolidated Entity will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates (other than transactions in the ordinary course of business that are on terms and conditions, taken as a whole, not less favorable to any Credit Party or any Restricted Subsidiary than could be obtained on an arm’s length basis from unrelated third parties) if the aggregate value of such transaction or series of related transactions with such Affiliate exceeds $10,000,000, except:

(i)            transactions between or among Credit Parties not involving any other Affiliate;

(ii)           any Restricted Payment permitted by Section 8.2.7;

(iii)          transactions arising under the Loan Documents;

(iv)         arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(v)          the payment of fees and indemnities to directors, officers, consultants and employees of any Credit Party or any Restricted Subsidiary in the ordinary course of business;

(vi)         transactions with any joint venture or similar arrangements (including, without limitation, any cash management activities relating thereto); provided, however that such arrangements are on terms no less favorable to the Credit Parties and their Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related arrangements and transactions entered into by the Credit Parties and their Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand;

(vii)        the payment of fees and expenses relating to the Transactions on the Effective Date; and

(viii)       transactions entered by any Credit Party or any Restricted Subsidiary with a Securitization Subsidiary in connection with a Permitted Receivables Financing.

8.2.9            Restrictive Agreements.  No Consolidated Entity will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of any Credit Party to create or permit to exist any Lien on any of its property or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Debt of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or the Transaction Document (as such documents are in effect on the Effective Date, and as amended or modified thereafter on terms that are not materially less favorable to the Credit Parties and their Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documents), (ii) the foregoing shall not apply to restrictions and conditions (A) existing on the Effective Date and identified on Schedule 8.2.9 or (B) existing on an entity or asset at the time such entity or asset is acquired by the Borrower or any Restricted Subsidiary (but, in each case of (A) and (B), shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or an asset pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary or such asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement on property securing such Debt; (v) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof or any restrictions imposed pursuant to Specified Coal Agreements or Mining Leases and (vi) restrictions and limitations contained in documents related to the Second Lien Senior Secured Notes.

8.2.10         Amendment of Material Documents.  No Consolidated Entity will amend, modify or waive any of its rights under (a) any document evidencing or governing, or under which was issued, any Subordinated Debt or any Second Lien Senior Secured Notes, in each case in a manner adverse to the interests of the Lenders hereunder or (b) if such amendment, modification or waiver would reasonably be expected to have a Material Adverse Effect, its certificate of incorporation, by-laws or other organizational documents.

8.2.11         Minimum Liquidity.  The Consolidated Entities will not permit Liquidity as of the last day of any Fiscal Quarter to be less than $100,000,000.

8.2.12         Maximum First Lien Gross Leverage Ratio.  The Consolidated Entities will not permit the First Lien Gross Leverage Ratio as of each such Fiscal Quarter end to exceed 1.75 to 1.00.

8.2.13         Maximum Total Net Leverage Ratio.  The Consolidated Entities will not permit the Total Net Leverage Ratio as of each Fiscal Quarter end to exceed the ratio set forth opposite such period below:

Fiscal Quarter Ending	Ratio
June 30, 2018 through and including June 30, 2019	4.00 to 1.00
September 30, 2019 through and including December 31, 2019	3.50 to 1.00
March 31, 2020 through and including June 30, 2020	3.00 to 1.00
September 30, 2020, and each Fiscal Quarter thereafter	2.50 to 1.00

8.2.14         Minimum Fixed Charge Coverage Ratio.  The Consolidated Entity will not permit the Fixed Charge Coverage Ratio as of each such Fiscal Quarter end to be less than 1.15 to 1.00.

8.2.15         No Redemption or Prepayment of Certain Obligations.  No Consolidated Entity shall optionally prepay, redeem, purchase or defease prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest or other payments under the agreements shall be permitted) the principal of any of the Senior Unsecured Notes or Second Lien Senior Secured Notes, except that, so long as prior to and after giving effect thereto, (i) no Event of Default or Default shall have occurred and be continuing, (ii) Liquidity is greater than the amount of the Revolving Credit Commitments, (iii) there are no outstanding Loans, and (iv) the Credit Parties can demonstrate compliance with the Financial Covenants on a Pro Forma Basis as of the most recent Fiscal Quarter end for which the financial information required under Section 8.3.1(i) or Section 8.3.1(ii) has been delivered to the Administrative Agent, then the Credit Parties may optionally prepay, redeem, purchase or defease prior to the scheduled maturity thereof the principal of Senior Unsecured Notes and/or the Second Lien Senior Secured Notes with cash or Cash Equivalents.  For the avoidance of doubt, this Section 8.2.15 shall not prohibit or restrict any payment, redemption, purchase, defeasance, or refinancing of any of the Senior Unsecured Notes and/or any Second Lien Senior Secured Notes which are required by the terms of such Debt or which are effected with the proceeds from or the issuances of Debt to the extent permitted under Section 8.2.1.

8.3      Reporting Requirements.

8.3.1            Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(i)            within 90 days after the end of each Fiscal Year of Holdings, Holdings’ audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Pricewaterhouse Coopers LLP or other independent registered public accounting firm of recognized national or regional standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(ii)           within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings, Holdings’ consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(iii)          Concurrently with the financial statements furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1(i) and (ii) a Compliance Certificate of the Borrower signed by a Financial Officer of the Borrower;

(iv)         promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or the Borrower with the SEC, or any Governmental Entity succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;

(v)          as soon as practicable following any request therefor, such other information regarding the operations (including as to coal reserves), business affairs and financial condition of the Borrower and the other Credit Parties in such detail as is commercially reasonably available to the Borrower and the other Credit Parties, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request, in each case, solely with respect to the Administrative Agent’s or Lender’s credit review of the Credit Parties and their Restricted Subsidiaries in connection with the Loan Financing Transactions contemplated by the Loan Documents;

(vi)         within 90 days after request by the Administrative Agent (which request may be given no more than once per Fiscal Year), evidence of insurance renewals which were required under Section 8.1.5 hereunder; and

(vii)        Documents required to be delivered pursuant to Section 8.3.1(i), Section 8.3.1(ii) or Section 8.3.1(iv) which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, as applicable, shall be deemed delivered to the Lenders and the Administrative Agent on the date such documents are made so available, with notice thereof by the Borrower to the Administrative Agent.  The Borrower will be permitted to satisfy its obligations under this Section 8.3.1 with respect to information relating to the Borrower by furnishing information relating to Holdings; provided that, with respect to any audited or unaudited financial statements, the same is accompanied by consolidating information that explains in reasonable detail the differences between the financial information relating to Holdings, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a stand-alone basis, on the other hand and includes a consolidating financial footnote as required pursuant to Rule 3 10 of Regulation S X promulgated by the SEC.

8.3.2            Notice of Material Events.  The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i)            the occurrence of any Default;

(ii)           the occurrence of a “default” or “event of default” (however denominated) or any event requiring a mandatory offer to purchase or right of redemption, under the Senior Unsecured Notes or the Second Lien Senior Secured Notes;

(iii)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Entity against or affecting the Borrower or any Subsidiary or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iv)         the loss, delay, denial, termination or material and adverse modification of the terms of any material lease from any Governmental Entity or any material coal contract, with or without the consent of the Borrower or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect;

(v)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liabilities of the Credit Parties and their Subsidiaries in an aggregate amount exceeding $10,000,000; and

(vi)         any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.3.3            Information Regarding Collateral.

(i)            The Borrower will furnish to the Administrative Agent (for distribution to each Lender by the Administrative Agent) prompt written notice of any change in (i) any Credit Party’s legal name or any trade name used to identify it in the conduct of its business or any Credit Party’s chief executive office, its principal place of business, or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (ii) any Credit Party’s identity or corporate structure or (iii) any Credit Party’s Federal Taxpayer Identification Number.  The Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral.

(ii)           Each year, at the time annual financial statements with respect to the preceding Fiscal Year are delivered pursuant to Section 8.3.1(i) the Borrower will deliver to the Administrative Agent (for distribution to each Lender by the Administrative Agent) a certificate of a Financial Officer and its chief legal officer setting forth the information required pursuant to Section 1 of the Perfection Certificate or confirming that there has been no material change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this subsection.

9.             DEFAULT

An Event of Default (“Events of Default”) shall mean the occurrence of one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of law):

9.1.1            Payment of Principal under Loan Documents.  The Borrower shall fail to pay any principal of any Loan requested by the Borrower or any Reimbursement Obligation with respect to Letters of Credit requested by the Borrower when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

9.1.2            Other Payments under Loan Documents.  The Borrower shall fail to pay when due any interest on any Loan requested by the Borrower or any fee or other amount (except an amount referred to in subsection 9.1.1 above) payable by the Borrower to any Lender Party under any Loan Document, and such failure shall continue unremedied for a period of three (3) Business Days;

9.1.3            Breach of Warranty.   Any representation, warranty or certification made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

9.1.4            Breach of Negative Covenants and Certain other Covenants.  The Borrower shall fail to observe or perform any covenant or agreement contained in Section

8.3.2(i), Section 8.1.1 (with respect to the existence of the Borrower), Section 8.1.9 or Section 8.1.18, or in Section 8.2;

9.1.5            Breach of Other Covenants.  Any Credit Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in Sections 9.1.1, 9.1.2, 9.1.3 or 9.1.4 above), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

9.1.6            Payment Defaults for Material Debt.  Any Consolidated Entity shall fail to make a payment or payments (whether of principal or interest) in respect of its Material Debt when the same shall become due (beyond the period of grace, if any, provided in the instrument or agreement under which such Material Debt was created), whether at the due date thereof, at a date fixed for prepayment or upon acceleration;

9.1.7            Acceleration of Material Debt.  Any event or condition occurs that results in (i) Material Debt becoming due before its final scheduled maturity or (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt;

9.1.8            Involuntary Insolvency Proceedings.  An involuntary Insolvency Proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Consolidated Entity or their debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Consolidated Entity or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

9.1.9            Voluntary Insolvency Proceedings.  Any Consolidated Entity shall (i) voluntarily commence any Insolvency Proceeding, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding, (iii) file an answer admitting the material allegations of a petition filed against it in any such Insolvency Proceeding, or (iv) take any action for the purpose of effecting any of the foregoing;

9.1.10         Insolvency.  Any Consolidated Entity shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

9.1.11         Final Judgments.  One or more judgments for the payment of money in an aggregate amount exceeding $35,000,000 shall be rendered against any Consolidated Entity and shall remain undischarged or unpaid for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any Consolidated Entity to enforce any such judgment;

9.1.12         ERISA.  An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken either alone or together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

9.1.13         Invalidity of Lien.  Subject to Section 11.15, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material portion of the Collateral to the extent provided, and with the priority required by (but, (x) in the case of priority, only to the extent that any prior Lien not contemplated or permitted under the Loan Documents is material and (y) in any event, subject to Liens permitted by Section 8.2.2), the applicable Security Document, except (i) as a result of a sale, disposition or other transaction involving the applicable Collateral permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement;

9.1.14         Change of Control.  A Change in Control shall occur;

9.1.15         Invalidity of Guarantee.  Any Guarantor’s Secured Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor or any party shall so assert in writing except to the extent such Guarantor ceases to be a Subsidiary pursuant to a transaction permitted hereunder or such Guarantor is otherwise released of its obligations under the Loan Documents as a result of a transaction permitted hereunder; or

9.1.16         Termination of Bonds.  One or more surety, reclamation or similar bonds securing obligations of any Consolidated Entity (or any required guaranties thereof or required letters of credit with respect thereto) with an aggregate face amount of $35,000,000 or more shall be actually terminated, suspended or revoked and not replaced within 30 days of such termination, suspension or revocation by one or more of the following: surety, reclamation or similar bonds, letters of credit, cash collateral (to the extent permitted under Section 8.2.2), or alternative guaranty products acceptable to the recipient thereof.

9.2      Consequences of Event of Default.

9.2.1            Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Sections 9.1.1 through 9.1.7 or 9.1.10 through 9.1.16 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Banks shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Debt of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Secured Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Secured Obligations; and

9.2.2            Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1.8 or 9.1.9 shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Banks shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Debt of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3            Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Banks, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate or participant to or for the credit or the account of any Credit Party against any and all of the Secured Obligations of such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the such Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Bank, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Secured Obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Debt; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Bank and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates and participants may have.  Each Lender and such Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4            Enforcement of Rights and Remedies.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 9.2 for the benefit of all the Lenders and the Issuing Banks;

provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2.3 (subject to the terms of Section 5.3 [Sharing of Payments by Lenders]), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.2.4, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.3 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders; and

9.2.5            Application of Proceeds.  From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)            First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Banks in their respective capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Banks and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

(ii)           Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii)          Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Secured Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv)         Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Secured Obligations, payment of Secured Hedge Obligations then owing, and payment of obligations then owing under Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Banks, and the Lenders or Affiliates of Lenders which are owed any Secured Hedge Obligations and which provide any Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;

(v)          Fifth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and

(vi)         Last, the balance, if any, to the Credit Parties or as required by Law.

Notwithstanding anything to the contrary in this Section 9.2.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Security Agreement (including sums received as a result of the exercise of remedies with respect to such Security Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Credit Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Secured Obligations otherwise set forth above in this Section 9.2.5.

10.          THE ADMINISTRATIVE AGENT

10.1    Appointment and Authority.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

10.2    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3    Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6    Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section), but not from any liabilities arising or first accruing prior to the effective date of the Administrative Agent’s retirement.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If the institution that is the Administrative Agent resigns as Administrative Agent under this Section 10.6, such institution shall also resign as an Issuing Bank.  Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of the retiring Issuing Bank and Administrative Agent and the retiring Issuing Bank and Administrative Agent shall be discharged from all of its respective duties and obligations as an Issuing Bank and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Bank, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit, except that, in any event, such Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit issued by it and outstanding on the effective date of its resignation and the provisions affecting such Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit.

10.7    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8    No Other Duties, etc.; No Fiduciary Responsibility.  Anything herein to the contrary notwithstanding, none of the joint lead arrangers and syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.  Each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person.

10.9    Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.10  No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11.          MISCELLANEOUS

11.1    Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Credit Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Credit Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Credit Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1         Increase of Commitment.  Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

11.1.2         Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), or postpone or extend any date for payment of any Reimbursement Obligation, any Letter of Credit Borrowing, the Commitment Fee or any other fee payable to any Lender, or the payment of any other sums due and payable by the Borrower hereunder, or reduce the principal amount of or the rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates or as otherwise provided under this Agreement on the Effective Date, including under Section 4.4.4) or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly and adversely affected thereby;

11.1.3         Release of Collateral or Guarantor.  Except for sales of assets permitted by Section 8.2.5 [Asset Sales], release all or substantially all of the Collateral or all or substantially all of the Guarantor from their Secured Obligations under the Security Agreement without the consent of all Lenders (other than Defaulting Lenders); or

11.1.4         Miscellaneous.  Amend Section 2.4 [Termination or Reduction of Revolving Credit Commitments], Section 5.2 [Pro Rata Treatment of Lenders], Section 9.2.5 [Application of Payments], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders or Ratable Share, in each case without the consent of all of the Lenders;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, any Issuing Bank, or the Swingline Lender may be

made without the written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.2    No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

11.3    Expenses; Indemnity; Damage Waiver.

11.3.1         Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and the Arranger that is its Affiliate, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (but limited to one outside counsel for the Administrative Agent and the Arranger that is an Affiliate of the Administrative Agent and one local counsel for each relevant foreign jurisdiction, if any), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party and any Agent Party including the fees, charges and disbursements of any counsel for any Lender Party and any Agent Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section), the Letters of Credit or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Letters of Credit or the Loans; provided that the Borrower’s obligation to pay or reimburse for legal fees, charges or expenses under clause (iii) above shall be limited to the reasonable and documented out-of-pocket fees, expenses and other charges of one law firm serving as counsel to the Administrative Agent and the Lenders, taken as a whole, and, if reasonably necessary, a single local law firm for the Administrative Agent and the Lenders, taken as a whole, in each relevant jurisdiction, and in the case of an actual or perceived conflict of interest, one additional law firm acting as counsel in each relevant jurisdiction to the affected parties similarly situated taken as a whole..

11.3.2         Indemnification by the Borrower.   The Borrower shall indemnify each of the Lender Parties and each Agent Party and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel (but limited as provided below) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Material on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability resulting from the ownership or operation of the Mines or any other Real Property by, or relating in any way to the Borrower or any Subsidiary or any Guarantor or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) such Indemnitee’s bad faith, gross negligence or willful misconduct, (y) a dispute solely among the Indemnitees (other than a dispute (A) against any Indemnitee in its capacity as an agent, arranger, Issuing Bank or Swingline Lender hereunder or (B) arising out of any act or omission of the any Credit Party or its Affiliates), or (z) a claim brought by any Credit Party for a material breach by an Indemnitee of any obligation hereunder or under any Loan Document.  Notwithstanding anything herein to the contrary, the Borrower’s obligation to pay or reimburse for legal fees, charges or expenses under this indemnity shall be limited to the reasonable and documented out-of-pocket fees, expenses and other charges of one law firm serving as counsel to all affected Indemnitees, taken as a whole, and, if reasonably necessary, a single local law firm for all Indemnitees, taken as a whole, in each relevant jurisdiction, and in the case of an actual or perceived conflict of interest, one additional law firm acting as counsel in each relevant jurisdiction to the affected Indemnitees similarly situated taken as a whole.  This Section 11.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.  The indemnification obligations here under shall apply regardless of whether the relevant claim is brought by the Borrower, any other Credit Party, their Affiliates, their equity holders, their creditors, or any other Person.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through IntraLinks or other similar information transmission systems in connection with any Loan Document other than such liability resulting from such Indemnitee’s gross negligence, willful misconduct or bad faith.

11.3.3         Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrower], each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

11.3.4         Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  For the avoidance of doubt, this Section 11.3.4 shall not limit the Borrower’s obligation to indemnify pursuant to Section 11.3.2 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification or reimbursement thereunder.

11.3.5         Payments.  All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

11.4    Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5    Notices; Effectiveness; Electronic Communication.

11.5.1         Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its Administrative Questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(A).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2         Electronic Communications.  Notices and other communications to the Administrative Agent, Swingline Lender, the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the recipient; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3         Change of Address, Etc.  Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6    Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7    Duration; Survival.  All representations and warranties of the Credit Parties contained herein or made in connection herewith shall survive at all times until the Payment In Full.  All covenants and agreements of the Borrower contained in Section 5.8.1[Increased Costs], Section 5.9.4[Indemnification by the Credit Parties], Section 5.10[Indemnity] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full.  All other covenants and agreements of the Credit Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8    Successors and Assigns.

11.8.1         Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except to Holdings pursuant to a transaction permitted under Section 8.2.3[Fundamental Changes], and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)          the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)         Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire provided by the Administrative Agent.

(v)          No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)         No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)        No Assignment to Defaulting Lender.  No such assignment shall be made to any Defaulting Lender or any of its subsidiaries.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3         Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4         Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by

Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5         Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9    Confidentiality.

11.9.1         General.  Each of the Administrative Agent, Swingline Lender, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or such other confidentiality obligation under any commitment, engagement or fee letter related hereto, or (Z) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or the other Credit Parties, other than as a result of a breach of this Section or such other confidentiality obligation under any commitment letter related hereto or, to the knowledge of the Administrative Agent, such Lender, such Issuing Bank or any such Affiliate, any other confidentiality obligation owing to the Borrower or any Affiliate thereof by the disclosing Person.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2         Sharing Information With Affiliates of the Lenders.  Each Credit Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Credit Parties hereby authorizes each Lender to share any information delivered to such Lender by such Credit Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10  Counterparts; Integration; Effectiveness.

11.10.1       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  This Agreement shall become effective as provided in Section 7.1 [Effectiveness].  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11  CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1       Governing Law.  This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles.  Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the

International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590), as determined by the applicable Issuing Bank, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2       SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3       WAIVER OF VENUE.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4       SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12  USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of Credit Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Credit Parties in accordance with the USA Patriot Act.

11.13  Certain ERISA Matters.

11.13.1       Lender ERISA Representations.  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

11.13.2       Additional Lender ERISA Representations.  In addition, unless sub-clause (i) in the immediately preceding Section 11.13.1 is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding Section 11.13.1, such Lender further (x) represents and warrants, as of the date of this Agreement, if such Lender is a party hereto as of the date hereof, the date such Person became a Lender party hereto, to, and (y) covenants, from the date hereof if such Lender is a party hereto as of the date hereof or the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)            none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)           The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

11.14      Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.15                 Collateral and Guaranty Matters.

11.15.1       Administrative Agent Authorization.  Notwithstanding anything herein or in any other Loan Document to the contrary, each party hereto (and each Secured Party that is not a party hereto by accepting the benefit of the Liens granted pursuant to the Security Documents) agree as follows:

(i)            the Administrative Agent is hereby irrevocably authorized to release any Transaction Lien granted to or held by the Administrative Agent upon any asset or property (A) as provided in the applicable Security Document; (B) constituting property or asset sold or disposed of to a Person that is not a Credit Party as part of or in connection with any transaction permitted under this Agreement or any other Loan Document; (C) constituting property or asset in which no Credit Party owned an interest at the time the Transaction Lien was granted or at any time thereafter (other than as a result of a transaction prohibited under this Agreement); (D) constituting property or asset leased to any Credit Party by a Person that is not a Credit Party under a lease which has expired or has been terminated in a transaction or will expire concurrently with such release and which has not been, and is not intended by such Credit Party to be, renewed or extended; (E) subject to Liens that are referred to in Section 8.2.2(v), 8.2.2(vi) or 8.2.2(xi) to the extent a Transaction Lien thereon would be prohibited or restricted under the terms of the documents governing such Liens or the obligations secured thereby; (F) constituting segregated cash and Cash Equivalents, deposit, securities and commodities accounts (including securities entitlements and related properties and assets held therein) that are subject to Liens that are referred to in Sections 8.2.2(vii), 8.2.2(ix), and 8.2.2(x) and consist of or contain solely funds securing such Liens to the extent a Transaction Lien thereon would be prohibited or restricted under the terms of the documents governing such Liens or the obligations secured thereby, or (H) is an Excluded Asset;

(ii)           the Administrative Agent is hereby irrevocably authorized to terminate control agreements;

(iii)          the Administrative Agent is hereby irrevocably authorized to release a Guarantor (other than Holdings) from its obligations under a Security Document and any other applicable Loan Document if such Person ceases to be a Wholly-Owned Restricted Subsidiary of the Borrower or is or becomes an Excluded Subsidiary;

(iv)         the Administrative Agent is hereby irrevocably authorized to release a Subsidiary Guarantor from its obligations under a Security Document and any other applicable Loan Document if such Person ceases to be a Subsidiary, or is or becomes an Excluded Subsidiary (other than as a result of clause (iv) under the definition of “Excluded Subsidiary”);

(v)          upon the request of the Administrative Agent at any time, the Secured Parties shall confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this 11.15; and

(vi)         upon the request of the Borrower and at its sole cost and expense, the Administrative Agent shall promptly deliver or caused to be delivered to the

Borrower such termination statements, releases, possessory collateral in its possession, and other agreements, documents and instruments as may be necessary to release the Transaction Liens as authorized herein or in any other Loan Document and as may be necessary to release a Guarantor as authorized herein or in any other Loan Document.

11.15.2       Administrative Agent Remedies.  Notwithstanding anything contained in any of the Loan Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and, under the Security Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Loan Documents.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph 11.15.2.

11.16  Conflicts with Documents.  To the fullest extent possible, the terms and provisions of this Agreement shall be read together with the terms and provisions of each other Loan Document so that the terms and provisions of this Agreement do not conflict with the terms and provisions of any Loan Document; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of this Agreement conflict with any terms or provisions of any Loan Document, the terms or provisions of this Agreement shall govern and control for all purposes; provided further that (i) the inclusion in any Security Document as to rights or remedies in favor of the Administrative Agent related to Collateral and not expressly addressed in this Agreement shall not be deemed to be in conflict with this Agreement and all such rights or remedies contained therein shall be given full force and effect, and (ii) the inclusion in any Loan Document of terms or provisions that are less restrictive to the Credit Parties or any Subsidiary thereof shall not be deemed to be in conflict with this Agreement and all such terms and provisions contained therein shall be given full force and effect.

11.17  Second Lien Intercreditor Agreement.  A copy of the fully executed Second Lien Intercreditor Agreement in the form attached hereto as Exhibit 1.1(T) has been provided to each Lender and each Lender hereby acknowledges and agrees to the terms of such Second Lien Intercreditor Agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

11.18  Amendment and Restatement.  This Agreement amends and restates in its entirety the Existing Credit Agreement; and the Credit Parties confirm that the Existing Credit Agreement, the other Credit Documents and the Collateral for the Secured Obligations thereunder (as all such capitalized terms are defined in the Existing Credit Agreement) have at all times, since the date of the execution and delivery of such documents, remained in full force and effect and continued to secure such obligations which are continued as the Secured Obligations hereunder as amended hereby; and all such Collateral (as defined in the Existing Credit Agreement) shall continue to secure the Secured Obligations hereunder except to the extent such Collateral was released from the Transaction Liens as a result of a transaction permitted under the Existing Credit Agreement prior to the date hereof.  The Loans hereunder are a continuation of the Loans under (and as such terms are defined in) the Existing Credit Agreement.  The Credit Parties, the Administrative Agent and the Lenders acknowledge and agree that the amendment and restatement of the Existing Credit Agreement by this Agreement is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the Existing Credit Agreement and the other Credit Documents (as such term is defined therein) thereunder or the collateral security therefor and this Agreement and the other Loan Documents are entitled to all rights and benefits originally pertaining to the Existing Credit Agreement and the other Credit Documents (as such term is defined therein), but as amended herein.  From and after the Effective Date, all references made to the Existing Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.  The outstanding commitments under the Existing Credit Agreement have been assigned, renewed, extended, modified, and rearranged as Commitments under and pursuant to the terms of this Agreement.  Certain of the Lenders (as Lenders under the Existing Credit Agreement) have agreed among themselves, in consultation with the Borrower and the Administrative Agent, to adjust their respective Commitments and to terminate the commitments of certain lenders under the Existing Credit Agreement who will not become a Lender hereunder (each an “Exiting Lender”).  The Administrative Agent, the Lenders, and the Borrower, and each Exiting Lender (by receipt of the payment in full of the Loans as defined in, and owing to it under, the Existing Credit Agreement or receipt of notice of termination of its commitments under the Existing Credit Agreement) consented to such reallocation and each Exiting Lender’s termination of, and each Exiting Lender’s assignment of, an interest in the commitments and the Exiting Lenders’ assignments of their respective commitments.  On the Effective Date, and after giving effect to such reallocations, adjustments, assignments and decreases, the Commitments of each Lender shall be as set forth on Schedule 1.1(A).  The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised pro rata shares resulting from the initial allocation of the Lenders’ commitments under the Existing Credit Agreement to under this Agreement.  The Borrower and each Lender party hereto that was a “Lender” under the Existing Credit Agreement hereby agrees and this Section 11.18 and any other agreement executed by an Exiting Lender that is acceptable to the Administrative Agent shall be deemed approved assignment forms as required under the Existing Credit Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

CLOUD PEAK ENERGY RESOURCES LLC

By:	/s/ Heath A. Hill
	Name:	Heath A. Hill
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

ANTELOPE COAL LLC
ARROWHEAD I LLC
ARROWHEAD II LLC
ARROWHEAD III LLC
BIG METAL COAL CO. LLC
CABALLO ROJO LLC
CABALLO ROJO HOLDINGS LLC
CLOUD PEAK ENERGY INC.
CLOUD PEAK ENERGY SERVICES COMPANY
CLOUD PEAK ENERGY FINANCE CORP.
CLOUD PEAK ENERGY LOGISTICS LLC
CLOUD PEAK ENERGY LOGISTICS I LLC
CORDERO MINING LLC
CORDERO MINING HOLDINGS LLC
CORDERO OIL AND GAS LLC
KENNECOTT COAL SALES LLC
NERCO LLC
NERCO COAL LLC
NERCO COAL SALES LLC
PROSPECT LAND AND DEVELOPMENT LLC
RESOURCE DEVELOPMENT LLC
SEQUATCHIE VALLEY COAL CORPORATION
SPRING CREEK COAL LLC
WESTERN MINERALS LLC
YOUNGS CREEK HOLDINGS I LLC
YOUNGS CREEK HOLDINGS II LLC
YOUNGS CREEK MINING COMPANY, LLC

By:	/s/ Heath A. Hill
	Name:	Heath A. Hill
	Title:	Executive Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Mahir J. Desai
Name:	Mahir J. Desai
Title:	Vice President

THE HUNTINGTON NATIONAL BANK

By:	/s/ Phil Andresen
Name:	Phil Andresen
Title:	Assistant Vice President

UMB BANK, N.A.

By:	/s/ David Walters
Name:	David Walters
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Executive Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Didier Siffer
Name:	Didier Siffer
Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Bryan J. Matthews
Name:	Bryan J. Matthews
Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Alicia Schug
Name:	Alicia Schug
Title:	Vice President

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President